Exhibit 10.1

Date: 22 March, 2012

SHARE PURCHASE AGREEMENT

for the sale and purchase of all of the issued shares of

C-MAC AEROSPACE LIMITED

made between

THE SELLERS

and

THE BUYER

Table of Contents

		Page

1	Definitions and Interpretation	1

2	Sale and Purchase	12

3	Consideration	12

4	Completion	13

5	Leakage	17

6	Warranties	17

7	Seller Restrictions	20

8	Buyer’s Undertakings and Restrictions	22

9	Limitation of liability	23

10	Tax and reporting information	23

11	Confidential Information and announcements	26

12	Assignment	28

13	Costs	28

14	Effect of Completion	29

15	Further Assurances	29

16	Entire Agreement	30

17	Variations	31

18	Waiver	31

19	Invalidity	31

20	Notices	31

21	Counterparts	32

22	Governing Law and Jurisdiction	32

23	Third Party Rights	33

Schedule

1.	Part 1, The Institutional Sellers	34

Part 2, The Individual Seller		34

2.	Part A, The Company	35

Part B, The Group Companies		36

3.	General Warranties	38

4.	Limitations on Liability	54

5.	Real Property	59

6.	Domain Names	60

7.	Locked Box Balance Sheet	61

Documents in agreed terms

1.	Announcement (clause 13.3)
2.	Letters of resignation (directors) (clause 4.2(a)(v)).
3.	Board resolutions (clause 4.2(d))
4.	Power of attorney (clause 4.2(a)(iv))
5.	Pre-Sale Reorganisation Step Plan (clause 1.1)
6.	Share Option holder letter (clause 4.2(b)(i)).
7.	KBC releases (clause 4.2 (a)(i))
8.	Trade Mark Licence Agreement (clause 1.1)
9.	Transitional Services Agreement (clause 1.1)
10.	Replies to Property related enquiries (Schedule 3, para 12.6)
11.	W&I Policy (clause 1.1)
12.	Funds flow statement

Date: 22 March, 2012

PARTIES

(1)	C-MAC MICROCIRCUITS UK OPCO LIMITED (No. 05163688) whose registered office is at Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX (the “Institutional Seller”);

(2)	KAREN ODDEY of Church Hill School End, Great Horwood, Buckinghamshire, MK17 0RG (the “Individual Seller” and, together with the Institutional Seller, the “Sellers”, and each a “Seller”); and

(3)	API TECHNOLOGIES (UK) LIMITED (No. 07924210) whose registered office is at Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX (the “Buyer”).

Each of the Sellers and the Buyer is hereinafter referred to as a “party” and, jointly, as the “parties”.

RECITALS

(A)	The Sellers have agreed to sell the Shares and to assume the obligations imposed on them under this Agreement.

(B)	The Buyer has agreed to purchase the Shares and to assume the other obligations imposed on the Buyer under this Agreement.

AGREEMENT

This share purchase agreement (the “Agreement”) is entered into by the parties on the date written at the beginning of this Agreement.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Accounts” means the audited accounts of C-MAC Microcircuits Limited for the financial year which ended on the Accounts Date;

“Accounts Date” means 30 August 2011;

“acting in concert” has the meaning given to that term in the City Code on Takeovers and Mergers as at the date of this agreement;

“Aerospace Group” means together, the Company and C-MAC Microcircuits Limited and references to a “member of the Aerospace Group” shall be construed accordingly;

“Aggregate Employee Bonus Liability” means £300,250.37 being the aggregate of:

(i)	the amount of the Employee Bonuses payable pursuant clause 4.1(a)(ii): PLUS

(ii)	Employer’s NICs due in respect of the Employee Bonuses; LESS

(iii)	the aggregate Employers’ Bonus Relief;

“Articles” means the articles of association of the Company;

“Announcement” means the announcement in the agreed form relating to the subject matter of this Agreement;

“Bank Pay-Off Amount” means £4,158,614.25, being the amount required to discharge all amounts owed by the Company and any other Group Company (including principal, interest and any break fees) under the KBC Facilities on Completion and to release all security granted by the Company and/or any other Group Company in relation to the facilities provided under the KBC Facilities (inclusive of any prepayment costs);

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

“Buyer’s Group” means the Buyer and its group undertakings from time to time and all of them and each of them as the context admits;

“Buyer’s Solicitors” means Travers Smith LLP of 10 Snow Hill, London, EC1A 2AL;

“Capacity Warranties” means the warranties given by the Sellers in Clauses 6.1 and 6.2 of this Agreement;

“Change of Control” means any transaction (or series of transactions, even if effected at different times) which leads to a person or group of persons acting in concert who at the date of this agreement do not have Control (whether directly or indirectly) of the Buyer, gaining Control, whether indirectly or indirectly, of the Buyer;

“Claim” means any and all claims, proceedings, suits, actions, liabilities, demands, investigations or awards against any Seller in respect of any breach, indemnity, covenant, agreement, undertaking or other matter whatsoever provided under or pursuant to this Agreement other than: (i) a claim under clause 5 (Leakage) and/or (ii) a Warranty Claim;

“C-MAC Microcircuits Limited” means C-MAC Microcircuits Limited (No. 02721281) whose registered office is at Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX;

“Cobham MAL Limited” means Cobham MAL Limited (No. 06632600) whose registered office is at Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX;

“Cobham MAL Limited SPA” means the sale and purchase agreement relating to the sale of the entire issued share capital of Cobham MAL Limited dated 16 December 2011 made between (1) Cobham Defence Communications Limited, (2) the Company and (3) Cobham plc;

“Companies Acts” means the Companies Acts as defined in Section 2 of the Companies Act 2006;

“Company” means C-MAC Aerospace Limited (No. 06599432) whose registered office is at Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX;

“Competition Authority” means any person, governmental body, agency or authority which is or was responsible for conducting investigations pursuant to, monitoring compliance with and/or upholding and enforcing Competition Law, including, but not limited to, the UK Office of Fair Trading, the UK Competition Commission, the relevant UK Secretary of State, the Commission of the European Union and the EFTA Surveillance Authority;

“Competition Law” means the competition, antitrust, trade practices, merger control and similar laws which are, or have been, applicable in any jurisdiction in which the Group conducts, has conducted, or intends to conduct, business or where its activities may have an effect, including, but not limited to, Articles 101(1) and 102 of the TFEU, Chapters I and II of the Competition Act 1998, the Enterprise Act 2002 and the EU Merger Regulation (Regulation 139/2004/EC);

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 4;

“Completion Consideration” has the meaning given in clause 3.1(a);

“Completion Date” means the date hereof;

“Confidential Information” means all information (whether oral or recorded in any medium) relating to the business, financial or other affairs (including future plans) of the Company or any other Group Company or of the Buyer or of the Sellers or the Retained Group which is treated by the Company or that Group Company, the Sellers that Retained Group Company or the Buyer (as the case may be) as confidential, or is marked or is by its nature confidential, together with the contents of this Agreement (including all schedules);

“Control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Buyer;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Buyer; or

(iii)	the holding of more than one-half of the issued share capital of the Buyer;

“Consideration” has the meaning set forth in clause 3;

“Data Room” means the documents made available by the Sellers to the Buyer in the online data room named “Project Cambridge 2012” hosted by Merrill Datasite, the contents of which are listed in the schedule to the Disclosure Letter;

“Deferred Consideration” means £650,000;

“Disclosed Seller Transaction Costs” means the Seller Transaction Costs incurred in connection with the services provided by Merrill Datasite and the costs associated with putting in place the W&I Policy, the aggregate amount of which are £275,902.48 (inclusive of VAT);

“Disclosure Letter” means the letter dated the same date as this Agreement from the Sellers to the Buyer containing disclosures against the Warranties as referred to in clause 6.7;

“Disclosees” means together, Karen Oddey, Gary Mair, Andrew Jagoe-Salter, Matt Howchin, Mike Bracher, Claire Coleman and Chris Bradley and “Disclosee” shall mean any one of them (as the context requires);

“Domain Names” means those domain names set out in schedule 6;

“Due and Careful Enquiry” means discussing each General Warranty with the Disclosees individually or collectively and enquiring as to whether they are aware of any fact, matter, event or circumstance which is reasonably likely to give rise to any General Warranty being untrue, inaccurate or misleading in any respect at the date hereof;

“E&S Consents” means any consent, licences, permits, registration, notification, allowance, permission or authorisation required by E&S Laws as at the date of this agreement;

“E&S Laws” means all applicable statutes and subordinate legislation which relate to E&S Matters and are in force and binding on the relevant member of the Aerospace Group at the date of this Agreement and excluding, for the avoidance of doubt, any of the foregoing relating to town and country planning;.

“E&S Matters” means all material matters relating to pollution, contamination, human health, safety, energy efficiency and/or the environment (including, for the avoidance of doubt, the use and exploitation of any environmental or natural resource, waste and waste electrical and electronic equipment and/or Hazardous Substances).

“Employee Bonuses” means the bonuses to be paid to certain directors and/or employees of the Group in connection with the Transaction;

“Employee Share Option Payment Amount” means £48,954.96, being the amount due to those directors and/or employees of the Group who hold Share Options for the purposes of the cancellation thereof on Completion;

“Employer’s Bonus Relief” means any deduction which any Group Company is entitled to make against its taxable profits by reference to the payment of Employee Bonuses to be made pursuant to clause 15.4 (including, but not limited to, in respect of Employer’s NICs (or any similar social security payment or obligation in any jurisdiction outside the UK));

“Employer’s NICs” means secondary class 1 contributions referred to in section 1(2)(a)(ii) of the Social Security Contributions and Benefits Act 1992;

“Encumbrance” means all security interests, mortgages, charges, liens, options, equities, claims, powers of sale, pledges, hypothecations, retention of title or other third party rights including rights of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“General Warranties” means the statements set out in schedule 3 (each such statement being a “General Warranty”);

“General Warranty Claim” means any claim pursuant to this Agreement that the Buyer may have against the Institutional Seller in respect of a breach of the General Warranties;

“Group” means the Company and its subsidiary undertakings from time to time and all of them and each as the context admits and “Group Company” means any one of them;

“Hazardous Substances” means any natural or artificial substances, material or organism (whether solid, liquid, gas or otherwise and whether alone or in combination with any other substance, material or organism) capable of causing harm to human health and/or the environment (including, for the avoidance of doubt, asbestos, noise, light, radiation, heat, vibrations, waste, carbon dioxide and/or any other greenhouse gases);

“Intellectual Property” means any rights in or to intellectual property including without limitation, patents, Trade Marks, domain names, applications for any of those rights, trade and business names, trade marks and service marks, logos, copyrights and rights in designs (including Know How), in each case whether registered or unregistered and including all applications and rights to apply for registration;

“Intellectual Property Rights” means all Intellectual Property owned, used or required to be used by any member of the Aerospace Group;

“IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Aerospace Group;

“KBC” means KBC Bank NV, London branch;

“KBC Debenture” means the debenture dated 29 March 2006 in favour of KBC Bank N.V. and registered at Companies House on 13 April 2006;

“KBC Facilities” means the borrowing facilities dated 24 August 2011 between (amongst others) C-MAC Microcircuits Limited and KBC and dated 29 March 2006 between (amongst others) C-MAC Electromag BVBA and KBC;

“KBC Share Charge” means the share charge entered into in January 2000 between the Company and KBC;

“Key Employee” means any employee employed or engaged in relation to any Aerospace Group Company (i) on a base annual salary (on the basis of full-time employment) in excess of £30,000; or (ii) has access in the course of their duties to trade secrets or material confidential information; or (iii) has participated in discussions relating to the transactions pursuant to this Agreement;

“Know How” means all confidential technical information (including, but not limited to formulae, designs, specifications, drawings manuals, computation models, process descriptions, software (including object and source codes)) which at Completion is or has been used or held, developed, generated, created or acquired for use in, or for the benefit of, the Aerospace Group;

“Leakage” means:

(a)	any dividend, bonus or other distribution of capital, income or profit declared, paid or made or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by any Group Company to either Seller or any member of the Retained Group (in respect of itself or its or their Related Persons);

(b)	any payments made (including management, monitoring, service or directors’ fees, bonus or other compensation), or agreed to be made by any Group Company to (or assets transferred to or liabilities assumed, indemnified, or incurred by any Group Company for the benefit of) either Seller or to any member of the Retained Group (in each case in respect of itself or its or their Related Persons) (including with respect to any share capital or other securities of any Group Company);

(c)	the waiver, release or discount or agreement to waive, release or discount (whether conditional or not), by any Group Company of any amount or obligation owed to that Group Company by either Seller or any member of the Retained Group (in respect of itself or its or their Related Persons);

(d)	the payment, or agreement to pay (whether conditional or not), by any Group Company of any professional fees, commissions, compensations or other transaction costs or expenses in connection with the transactions contemplated by this Agreement or by any other Transaction Document;

(e)	any payments made by any Group Company to either Seller or to any member of the Retained Group (in each case in respect of itself or its or their Related Persons) in respect of any share capital or other securities of any Group Company being issued, redeemed, purchased or repaid or any other return of capital;

(f)	any agreement or arrangement made or entered into by a Group Company to do or to give effect to any matter referred to in paragraphs (a) to (f) above,

(g)	the payment, or agreement to pay, of any fees, costs or Tax or incurring any obligation to pay Tax at any time prior to Completion which is payable after Completion, incurred or paid by a Group Company as a result of those matters set out in paragraphs (a) to (f) above (which shall for the purposes of limb (d) of this definition and clause 5 be deemed to have been received by the person receiving the benefit of the matter in question), other than any Permitted Leakage Payment;

“Locked Box Date” means 2 March 2012;

“Locked Box Balance Sheet” means the unaudited balance sheet of the Group as at the Locked Box Date, in the agreed form;

“Lockman Debenture” means the debenture granted by Cobham MAL Limited dated 16 December 2011 in favour of Lockman Electronic Holdings Limited in respect of the Lockman Loan;

“Lockman Guarantee” means the guarantee in the Lockman Loan given by the Company (as Cobham MAL Limited’s parent company) in favour of Lockman Electronic Holdings Limited;

“Lockman Loan” means the £1,700,000 term loan agreement dated 16 December 2011 between Lockman Electronic Holdings Limited as lender and Cobham MAL Limited as borrower;

“Lockman Loan Amendment Date” has the meaning given in clause 3.3(b);

“Material Contract” means any written contract, agreement or licence which has been entered into or undertaken by or on behalf of any member of the Aerospace Group which is material for the operation of the business and activities of the Aerospace Group (taken as a whole).

“NDA” means the non-disclosure agreement dated 4 November 2011 made between C-MAC UK Holdings Limited and API Technologies Corp.;

“Net Debt Amount” means £4,783,722.07 being:

(a)	an amount equal to the Bank Pay Off Amount; PLUS

(b)	an amount equal to the Disclosed Seller Transaction Costs; PLUS

(c)	an amount equal to the Employee Share Option Payment Amount; PLUS

(d)	an amount equal to the Aggregate Employee Bonus Liability;

“Ordinary Shares” means the 10,315,790 ordinary shares of £0.0001 each in the issued share capital of the Company;

“Permitted Leakage Payment” means:

(a)	any action or step taken in accordance with the Pre-Sale Reorganisation Step Plan;

(b)	payment of the Bank Payoff Amount to KBC by or on behalf of C-MAC Microcircuits UK Opco Limited;

(c)	any payment in respect of the salary, bonus, pensions contributions, life assurance payments, medical insurance, car allowances, expenses and holiday pay accrued and due to any officer or employee of a Group Company who is a Seller under and in accordance with such person’s contract of employment, service agreement or engagement letter, provided that such payments are in the ordinary and usual course of trading, consistent with past practice and in accordance with the terms of their employment;

(d)	any payment of the Disclosed Seller Transaction Costs;

(e)	any payments in respect of Employee Bonuses not exceeding an amount equal to the Aggregate Employee Bonus Liability;

(f)	any payment to the holders of Share Options in an amount not exceeding the Employee Share Option Payment Amount;

(g)	any payments made to the Institutional Seller in the ordinary course and consistent with past practice in respect of the re-charge of the Group’s share of legal, tax, audit and/or IT costs in an amount not exceeding £15,000;

“Preference Share Repayment Amount” means £9,000,000 being the aggregate amount payable to holder of the Preference Shares under the terms of the Articles;

“Preference Shares” means the 1,000 preference shares of £1 each in the issued share capital of the Company;

“Pre-Sale Reorganisation Step Plan” means the document (in the agreed form) setting out the plan for the settlement of such amounts as are owed by the Retained Group to the Group on Completion;

“Properties” means the properties, summary details of which are set out in schedule 5 of this Agreement;

“Public Procurement Law” means the laws which regulate the award of contracts by central and local government and other public bodies or utilities and which are, or have been, applicable in any jurisdiction in which the Group conducts, has conducted, or intends to conduct, business, including, but not limited to, Directive 2004/17/EC, Directive 2004/18/EC, the Public Contracts Regulations 2006, the Utilities Contracts Regulations 2006 and local authority standing orders made pursuant to the Local Government Act 1972;

“Redeemable Preference Share Repayment Amount” means £3,000,000 being the aggregate amount payable to holder of the Redeemable Preference Shares under the terms of the Articles;

“Redeemable Preference Shares” means the 3,000,000 redeemable preference shares of £1 each in the issued share capital of the Company;

“Related Persons” means:

(a)	in the case of a person which is a body corporate, (i) any subsidiary undertaking or holding company of that person and any subsidiary undertaking of any such holding company and (ii) any trustee or nominee acting on its behalf, in each case from time to time;

(b)	in the case of a person which is an individual, (i) any spouse and/or lineal descendants by blood or adoption (ii) any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor and (iii) any body corporate controlled by that person acting for or on behalf of that person; and

(c)	in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership, but for the avoidance of doubt, “Related Person” shall not include any portfolio or investee company of Francisco Partners or Shah Capital;

“Retained Group” means C-MAC Holdings GPLLC and its subsidiary undertakings from time to time (except members of the Group);

“Sellers’ Solicitors” means Kirkland & Ellis International LLP of 30 St Mary Axe, London, EC3A 8AF;

“Seller Transaction Costs” means any professional fees, expenses or other costs paid or incurred or owning (directly in connection with the transaction contemplated by this agreement) by any member of the Group in each case including any VAT or other taxes payable in the ordinary course by any member of the Group in respect of payment of such fees, expenses or costs;

“Share Options” means options to subscribe for shares in the capital of the Company which have been issued under the Share Option Plan;

“Share Option Plan” means the plan constituting the Share Options which was duly adopted by the Company on 16 November 2010;

“Shares” means together, the Redeemable Preference Shares, the Preference Shares and the Ordinary Shares;

“Subsidiaries” means all those subsidiary undertakings of the Company listed in Part B of schedule 2;

“subsidiary undertaking”, “group undertaking” and “holding company” are as respectively defined by sections 1162, 1161 and 1159 of the Companies Act 2006; and

“Tax” or “tax” means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty land tax, stamp duty reserve tax, insurance premium tax, air passenger duty, rates and water rates, landfill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Tax Authority” means a taxing or other governmental (local or central) state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

“TFEU” means the Treaty on the Functioning of the European Union.

“Trade Mark Licence Agreement” means the agreement in agreed terms for the perpetual licence of the C-MAC trade mark between the Institutional Seller and the Company;

“Trade Marks” mean trade marks, service marks, rights of a similar nature and applications for and registrations of the same;

“Transaction” means the transactions contemplated by the Transaction Documents;

“Transaction Documents” means this Agreement, the Disclosure Letter, each of the documents in the agreed terms and any other document entered into or to be entered into pursuant to this Agreement;

“Transitional Services Agreement” means the agreement in agreed terms for the provision of services following Completion between the Institutional Seller and the Company;

“Sellers’ VAT Group” means the group of companies for the purposes of sections 43 to 43C VATA 1994 of which the Group Companies are members (VAT Registration Number: 852 4695 02);

“Warranty Claim” means any claim pursuant to this Agreement that the Buyer may have against the Sellers in respect of a breach of the Warranties;

“W&I Policy” means the buyer side warranty and indemnity insurance policy in the agreed terms;

“W&I Policy Deductible” means £150,000;

“Warranties” means the Capacity Warranties and the General Warranties; and

“Wolverton Mill Lease” means the lease agreement dated 16 December 2011 between University of Cambridge (as landlord), Cobham MAL Limited (as tenant) and C-MAC UK Holding Limited (as guarantor) relating to Wolverton Mill 2, Featherstone Road, Milton Keynes, Buckinghamshire, MK12 5EW.

1.2	In this agreement unless otherwise specified, reference to:

(a)	a document in the “agreed terms” or “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(b)	“includes” and “including” shall mean including without limitation and should not be deemed to limit the general effect of the words that precede them;

(c)	a “party” means a party to this agreement and includes its assignees (if any) and, in the case of an individual, to his or her estate and personal representatives;

(d)	a “person” includes any person, individual, company, firm, corporation, joint venture, institution, trust or agency, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(e)	a “statute” or “statutory instrument” or “accounting standard” or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this Agreement;

(f)	“clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this Agreement;

(g)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(h)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(i)	the time of day is reference to time in London, England.

1.3	The schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules.

1.4	The index to and the headings in this Agreement are for information only and are to be ignored in construing it.

1.5	The obligations of each Seller under this Agreement are entered into individually by that Seller on its behalf and are made severally and separate from any obligation entered into by any other Seller.

2	SALE AND PURCHASE

2.1	Upon the terms of this Agreement, the Sellers shall sell and the Buyer shall purchase the full sole legal and beneficial ownership in the Shares with effect from Completion with full title guarantee free from any Encumbrance, together with all accrued benefits and rights attached thereto (including the right to receive all dividends or distributions declared made or paid on or after Completion).

2.2	Each Seller hereby waives any rights which may have been conferred on it under the Articles, or otherwise in any other way including, without limitation:

(a)	any rights of redemption, pre-emption, first refusal or transfer it may have with respect to the Shares;

(b)	any rights relating to the terms of transfer and/or the consideration, interests and/or dividends receivable for or on any Shares; and

(c)	any rights to acquire any Shares.

3	CONSIDERATION

3.1	The aggregate purchase price payable by the Buyer for the Shares (the “Consideration”) shall be the sum of:

(a)	£13,816,277.93 (the “Completion Consideration”) (and delivery of such sum in accordance with clause 4.2(d) shall be a complete discharge to the Buyer of its obligation to pay such sum to the Sellers). For the avoidance of doubt, the Completion Consideration set out in this clause 3.1(a) is equal to £19,250,000 less the Net Debt Amount less the Deferred Consideration; and

(b)	the Deferred Consideration (and delivery of such sum in accordance with clause 3.4 shall be a complete discharge to the Buyer of its obligation to pay such sum to the Sellers).

3.2	The Consideration shall be apportioned between the Sellers in accordance with the following:

(a)	firstly, to the holder of Redeemable Preference Shares, an amount equal to the Redeemable Preference Share Repayment Amount;

(b)	secondly (and following the apportionment of Consideration to be made pursuant to clause 3.2(a) above), to the holder of Preference Shares, an amount equal to the Preference Share Repayment Amount; and

(c)	lastly, such amount of the Consideration as shall remain following the apportionments thereof to be made pursuant to clauses 3.2(a) and 3.2(b) shall be paid to the holders of the Ordinary Shares pro rata to the number of Ordinary Shares held by them.

3.3	The Buyer shall, acting reasonably and in good faith:

(a)	approach Lockman Electronic Holdings Limited (as lender for the purposes of the Lockman Loan) as soon as reasonably practicable and in any event within five Business Days of the Completion Date; and

(b)	use all reasonable endeavours (including, without limitation, by offering such guarantees from any such member of the Buyer’s Group as Lockman Electronic Holdings Limited may reasonably request in respect of the obligations of the Company and/or Cobham MAL Limited under the Lockman Loan and which such member of the Buyer’s Group shall be permitted to provide in accordance with the terms of the Buyer Group’s finance facilities) to seek the agreement of Lockman Electronic Holdings Limited to the amendment of the Lockman Loan in such manner as would allow cash which is on the balance sheet of Cobham MAL Limited to be lent or distributed to other members of the Group (the date on which Lockman Electronic Holdings Limited agrees to such amendment being the “Lockman Loan Amendment Date”);

3.4	Upon the earliest to occur of:

(a)	30 November 2013; and

(b)	five Business Days following the Lockman Loan Amendment Date; and

(c)	completion of a Change of Control,

the Buyer shall pay the Deferred Consideration to the Sellers’ Solicitors by telegraphic transfer of immediately available funds to the account details of which are set out in clause 4.2(d) (or such other account, the details of which will be notified to the Buyer not less than five Business Days before the due date for payment thereof).

3.5	Any payment due in respect of any claims under this Agreement (including, without limitation any Claim, any Warranty Claim and/or any claim under clause 5) shall for all purposes be deemed to be and shall take effect as a reduction in Consideration paid to the person making such payment.

4	COMPLETION

4.1	Completion shall take place at the offices of Travers Smith LLP, 10 Snow Hill, London EC1A 2AL forthwith upon the execution of this Agreement.

4.2	On Completion:

(a)	the Sellers shall deliver to or, if the Buyer shall so agree, make available to the Buyer:

(i)	transfers in common form relating to all the Shares being sold by that Seller (and only that Seller) hereunder duly executed in favour of the Buyer (or as it may direct);

(ii)	share certificates (or indemnities for lost share certificates) relating to such Shares (and only such Shares);

(iii)	a copy of the resolution of the directors of the Institutional Seller authorising the execution by the Institutional Seller of each of the Transaction Documents to which the Institutional Seller is a party;

(iv)	a duly executed power of attorney in the agreed terms authorising the Buyer to exercise the rights attaching to such Shares (and only such Shares) pending registration of the transfer of them to the Buyer;

(v)	a certified copy of any power of attorney under which this Agreement or any of the transfers or other documents referred to in this clause 4.2(a) is executed and evidence to the Buyer’s reasonable satisfaction of the authority of any person signing on behalf of a corporate entity;

(vi)	the certificates in respect of all issued shares in the Subsidiaries (or indemnities for lost share certificates);

(vii)	letters of resignation in the agreed terms from each of Deep Shah, Michael Round and Ajay Bhupendra Shah as directors of the Company and any other Group Company on whose board of directors they may serve and letters of resignation in the agreed terms from Michael Round or Company Secretary of the Company and any other Group Company;

(viii)	a copy of an unqualified notice of resignation from the auditors of each Group Company (other than Cobham MAL Limited) as prescribed by section 516 of the Companies Act 2006 accompanied by a statement under section 519 of the Companies Act 2006, if required, and confirming that such auditors have no claims for loss of office, unpaid fees or expenses or otherwise (the original of such notice (and statement if relevant) to be deposited by the Institutional Seller at the registered office of the relevant company);

(ix)	(subject to the Buyer having complied with its obligations under clause 4.2(d)(ii)) deeds of release and termination, in agreed terms and executed and delivered by KBC and any members of the Retained Group which are expressed to be a party, in respect of any guarantees, Encumbrances (including the KBC Debenture and KBC Charge) or any other obligations of any Group Company in relation to the KBC Facilities;

(x)	the Trade Mark Licence Agreement duly executed by the Institutional Seller and the Company; and

(xi)	the Transitional Services Agreement duly executed by the Institutional Seller and the Company; and

(xii)	the Disclosure Letter duly executed by the Institutional Seller;

(b)	the Individual Seller shall deliver to the Buyer:

(i)	a letter (in agreed form), duly signed by each person who holds any Share Options, confirming that, conditional upon receipt of the payment contemplated by clause 15.4(ii), he shall cease to have any contractual right to subscribe for shares in the capital of the Company under the terms of his Share Options;

(ii)	the certificates of incorporation, all certificates on a change of name, statutory books, minute books, the common seal (if any), share certificate books of the Company and each Group Company, written up to Completion;

(c)	the Sellers shall procure in agreed terms the passing of board resolutions of each Group Company prior to the taking effect of the resignations referred to in paragraph 4.2(a)(viii):

(i)	(in the case of the Company) sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares;

(ii)	accepting the resignations referred to in clauses 4.2(a)(vii) at the end of the Board meetings at which the appointments in paragraph 4.2(d)(iii) are made;

(iii)	appointing Bel Lazar and Chris Bradley to be directors and Chris Bradley to be secretary of each Group Company; and

(iv)	appointing Ernst & Young as auditors to each Group Company (other than Cobham MAL Limited);

(d)	the Buyer shall:

(i)	pay the Completion Consideration to the Sellers’ Solicitors by telegraphic transfer of immediately available funds to the following account (and the delivery of such sum shall be a complete discharge to the Buyer of its obligation to pay such sum to the Sellers):

Account Name:	Kirkland & Ellis International LLP client account

Bank:	Barclays Bank plc, 1 Churchill Place, London, E14 5HP

Account number:	[Redacted]

Sort Code:	[Redacted]

SWIFT:	[Redacted]

IBAN:	[Redacted]

(ii)	put the Company (or as the case may be) C-MAC Microcircuits Limited in funds in an amount equal to the Bank Pay-Off Amount so as to enable C-MAC Microcircuits Limited to:

(aa)	pay the Bank Pay-Off Amount to KBC in full and final settlement of all obligations of any Group Company to KBC (or make arrangements for the Buyer’s Solicitors to do so on their behalf);

(iii)	deliver duly executed copies of all those Transaction Documents to which it is a party; and

(iv)	deliver to each Seller a copy of the resolution of the directors of the Buyer authorising the execution by the Buyer of each of the Transaction Documents to which the Buyer is a party.

4.3	If the obligations of the Buyer under clause 4.2(d) are not complied with on the Completion Date, the Institutional Seller shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Buyer:

(a)	to defer Completion for a period of up to 10 Business Days (so that the provisions of this clause 4 shall apply to Completion as so deferred);

(b)	to require the parties to proceed to Completion as far as practicable, having regard to the defaults which have occurred; or

(c)	subject to Completion having first been deferred for a period of at least 10 Business Days under clause 4.3(a) and the parties having used reasonable endeavours to effect Completion during that period, to terminate this Agreement by notice in writing to the other parties.

4.4	If the obligations of the Sellers under clauses 4.2(a) to (c) are not complied with on the Completion Date, the Buyer shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Sellers:

(a)	to defer Completion for a period of up to 10 Business Days (so that the provisions of this clause 4 shall apply to Completion as so deferred);

(b)	to require the parties to proceed to Completion as far as practicable, having regard to the defaults which have occurred; or

(c)	subject to Completion having first been deferred for a period of at least 10 Business Days under clause 4.4(a) and the parties having used reasonable endeavours to effect Completion during that period, to terminate this Agreement by notice in writing to the other parties.

4.5	If this Agreement is terminated in accordance with clauses 4.3 or 4.4 (and without limiting any party’s rights and remedies, including the right to claim damages), all obligations of the parties under this Agreement shall end (except for the provisions of clauses 1, 4.5, 11 (Confidential Information and Announcements), and 17 to 25) but for the avoidance of doubt all rights and liabilities of the parties which have accrued before termination shall continue to exist. Save for the termination provisions set out in clause 4.3 and 4.4, there are no other circumstances in which a party shall be entitled to terminate this Agreement.

5	LEAKAGE

5.1	Each Seller undertakes to the Buyer (in respect of itself and its Related Persons only) and the Institutional Seller in respect of itself only undertakes in respect of the Retained Group that:

(a)	since the Locked Box Date neither it nor any of its or their Related Persons nor (in the case of the Institutional Seller only) any member of the Retained Group, has received any Leakage; and

(b)	neither it nor its Related Persons nor (in the case of the Institutional Seller only) any member of the Retained Group has consented to, or voted in favour of, through the exercise of any powers or rights it has as a director or shareholder in the Company, any Leakage to be paid, made or incurred (or agreed to be paid made or incurred) in the period from the Locked Box Date up and to Completion.

5.2	In the event of any Leakage between the Locked Box Date and Completion and subject to written notification to such Seller of the obligation to make such payment within eight months of the Completion Date, then each Seller shall on demand by the Buyer pay to the Buyer an amount in cash equal to the amount or value of such Leakage received or waived by such Seller or its Related Persons (or in the case of the Institutional Seller, the Retained Group) or in respect of which it or any of its or such Related Persons have benefited.

5.3	Save in the case of fraud or wilful concealment, the aggregate maximum liability of each Seller for all breaches of the undertaking given by it in clause 5.1 shall not in any circumstances exceed the amount received by such Seller at Completion pursuant to this Agreement.

6	WARRANTIES

6.1	The Institutional Seller warrants to the Buyer that:

(a)	each allotted and issued share in the capital of C-MAC Microcircuits Limited and Cobham MAL Limited is legally and beneficially owned by the Company alone and is fully paid or credited as fully paid free from any Encumbrances;

(b)	the Shares set forth in Schedule 1 comprise the whole of the issued and allotted share capital of the Company;

(c)	in respect of itself only, it is the sole legal and beneficial owner of the Shares set forth against its name in Part 1 of schedule 1 and has the right to exercise all voting and other rights over such Shares;

(d)	in respect of itself only, save for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to any of the Shares set forth against its name in part 1 of schedule 1 and the particulars contained in part 1 of schedule 1 are true, accurate and not misleading;

(e)	in respect of itself only, its obligations in this Agreement and the completion of the transactions contemplated hereby are legal, valid, binding and enforceable in accordance with their terms;

(f)	in respect of itself only, it has full power and authority to enter into this Agreement and the execution and delivery of, and the performance by it of its obligations under, this Agreement (and as contemplated herein and/or in any other agreement or arrangement required to be entered into by it in connection with this Agreement) and will not require it to (i) obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); (ii) result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; and (iii) result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; and

(g)	in respect of itself only, neither it nor any member of the Retained Group is entitled to any claim of any nature against the Company or any Group Company or any officers or employees of the Company or any Group Company and that it has not assigned to any third party the benefit of any such claim to which it was previously entitled.

6.2	The Individual Seller warrants to the Buyer that in respect of herself only:

(a)	she is the sole legal and beneficial owner of the Individual Shares set forth against her name in part 2 of schedule 1 and has the right to exercise all voting and other rights over such Shares;

(b)	save for any Encumbrance that will be discharged upon Completion, there is no Encumbrance in relation to any of the Shares set forth against her name in part 2 of schedule 1 and the particulars contained in part 2 of schedule 1 are true, accurate and not misleading;

(c)	she has the full power, authority and capacity to enter into and to perform her obligations under this Agreement;

(d)	she is not entitled to any claim of any nature against the Company or any Group Company or any officers or employees of the Company or any Group Company and that she has not assigned to any third party the benefit of any such claim to which it was previously entitled.

6.3	The Buyer warrants to each Seller that:

(a)	it has full power and authority to enter into this Agreement and the execution and delivery of, and the performance by it of its obligations under, this Agreement (and as contemplated herein and/or in any other agreement or arrangement required to be entered into by it in connection with this Agreement) and will not require it to (i) obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement) (ii) result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents and (iii) result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound; and

(b)	the Buyer’s obligations in this Agreement and the completion of the transactions contemplated hereby are legal, valid, binding and enforceable in accordance with their terms.

6.4	Subject to the limitations and exclusions set out in this clause 6, clause 9 and schedule 4, the Institutional Seller warrants to the Buyer that, so far as it is actually aware, each General Warranty is true and accurate at the date of this agreement. For the purposes of the General Warranties, the actual awareness of the Institutional Seller shall consist only of those matters of which Deep Shah and Michael Round is actually aware as at the date of (but not prior to the date of) this Agreement having made Due and Careful Enquiry of the Disclosees no more than five Business Days before the date of this agreement and subsequently asking the Disclosees collectively to confirm that they are not aware of any facts or matters which would be reasonably likely to cause any of the General Warranties to be false or misleading on the date hereof.

6.5	Notwithstanding any other term of this agreement, save in the specific circumstances set out in paragraph 12 (Fraud) of schedule 4, no Seller shall be liable to pay any amount whatsoever to the Buyer in respect of any General Warranty Claim and the sole recourse of the Buyer with respect to any and all General Warranty Claims shall be as against the W&I Policy.

6.6	Any claim under the Warranties shall be limited in accordance with the limitations and other provisions set out in schedule 4 provided that none of the provisions in schedule 4 (aside from paragraphs 2.2 and 12 of Schedule 4) shall apply and the awareness qualification in clause 6.4 shall not apply:

(a)	in the case of any fraud or wilful concealment on the part of the Sellers; or

(b)	in relation to the Capacity Warranties in clauses 6.1 and 6.2.

6.7	The Warranties are given subject to the matters disclosed in the Disclosure Letter and in this Agreement. For this purpose, the expression “disclosed” means fairly disclosed with sufficient detail so as to enable the Buyer to make a reasonable assessment of the nature and scope of the matter disclosed.

6.8	Each of the Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of schedule 3 or by anything in this Agreement.

6.9	The Sellers agree with the Buyer:

(a)	that the giving by any Group Company and/or any of its/their respective officers, employees, agents or advisers (past or present) to the Sellers or their agents or advisers (past or present) of any information or opinion in connection with the Warranties or the Disclosure Letter or otherwise in relation to the business or affairs of any Group Company or in connection with the negotiation and preparation of this Agreement or the Disclosure Letter shall not be deemed to be a representation, warranty or guarantee to any Seller of the accuracy of such information or opinion;

(b)	to waive any right or claim which it may have against any Group Company and/or any of its/their respective officers, employees, agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

(c)	that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement (including the Warranties).

The waivers and exclusions set out in this clause 6.9 shall not apply in the case of fraud or wilful concealment on the part of the person who is benefitting from them.

6.10	The Buyer hereby, irrevocably waives any and all claims arising as a result of events prior to Completion against the directors, officers, employees, workers (including, without limitation, each of Deep Shah, Michael Round and each of the Disclosees) and, in connection only with the sale of the Shares, the agents of the Sellers’ Group and undertakes (if any claim is made against the Sellers in connection with the sale of the Shares to the Buyer) not to make any claim against or seek any contribution from any such person (and undertakes that no other person claiming under or through them will make any such claim or seek any such contribution). The waiver set out in this clause 6.10:

(a)	shall be without prejudice to any claims against the Individual Seller for breach of any of the Capacity Warranties pursuant to this Agreement; and

(b)	shall cease to apply in the case of fraud or wilful concealment on the part of the beneficiary of such waiver.

6.11	The Institutional Seller hereby transfers to the Buyer all of its right, title and interest in and to the Domain Names together with all claims for damages by reason of past infringement or other unauthorised use of the Domain Names and the right to sue for, and collect the same for the Buyer’s own use and enjoyment.

7	SELLER RESTRICTIONS

7.1	The Institutional Seller undertakes with the Buyer and the Group Companies that, subject to clause 7.4, it shall not and shall procure that neither it nor any member of the Retained Group nor any of its or their Related Persons or directors will in any Relevant Capacity, directly or indirectly, during the Restricted Period:

(a)	carry on, be engaged in or be economically interested in any business which is of the same or similar type to the business of any Group Company as now carried on and which is or is likely to be in competition with the business of any Group Company as now carried on;

(b)	canvass or solicit the custom of any person, firm or company who has within two years prior to Completion been a customer of any Group Company in relation to the business of the Group; or

(c)	induce or seek to induce any Key Employee to become employed whether as employee, consultant or otherwise by any member of the Retained Group or its Related Persons, whether or not such Key Employee would thereby commit a breach of his contract of service.

7.2	The Institutional Seller agrees that the restrictions contained in this clause are no greater than is reasonable and necessary for the protection of the interests of the Buyer and the Group Companies but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

7.3	The following terms shall have the following meanings respectively in this clause 7:

(a)	“Relevant Capacity” means for its own account or for that of any person, firm or company (other than the Buyer or the Group Companies) or in any other manner and whether through the medium of any company controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any Related Persons or connected person of the Sellers) or as principal, partner, director, employee, consultant or agent; and

(b)	“Restricted Period” means two years commencing on Completion or such shorter period of time recognised by applicable law as being binding on the Institutional Seller.

7.4	Nothing in this clause or indeed this agreement shall prevent or restrict in any way the Institutional Seller or any member of the Retained Group from:

(a)	holding shares in a listed company for investment purposes only where the Institutional Seller does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 5 per cent. of the votes which could normally be cast at a general meeting of the company;

(b)	carrying on their present business or businesses anywhere in the world or any natural upgrades or developments to their existing business or businesses that do not directly compete with the business of the Group as at the date of this agreement;

(c)	acquiring another company, business or undertaking which has as a part of its business a business or businesses which are competitive with a part of the businesses of the Company or its Subsidiaries, provided that such competitive businesses represent less than 5% of turnover of the business or undertaking acquired; or

(d)	trading with its existing customers or any future customers provided it does not do so in competition with any of the Company or its Subsidiaries.

8	BUYER’S UNDERTAKINGS AND RESTRICTIONS

8.1	The Buyer undertakes to each Seller for itself and as agent and trustee for each of that Seller’s Related Persons that (in the absence of fraud or wilful concealment) the Buyer:

(a)	has no rights against; and

(b)	may not make any claim against,

any employee, director, agent, officer or adviser (except to the extent such adviser has entered into a reliance letter with the Buyer) of that Seller or any of its Related Persons on whom it may have relied before agreeing to any term of, or entering into, this agreement or any other Agreement or document referred to herein.

8.2	The Buyer undertakes to hold and keep the Institutional Seller, for itself and as trustee for members of the Retained Group, indemnified on an after-Tax basis from and against all actions, claims, proceedings, loss, damage, all payments, costs or expenses incurred by any Seller or any member of the Retained Group in relation to or arising out of any guarantee, indemnity or other contingent obligation given or undertaken by any Seller or any member of the Retained Group in relation to or arising out of any obligations or liabilities of any member of the Group (including, without limitation, under the terms of the Wolverton Mill Lease).

8.3	The Buyer shall, in conjunction with the Institutional Seller, approach the University of Cambridge (as landlord under Wolverton Mill Lease) after Completion and shall use all reasonable endeavours to agree with the University of Cambridge that all of the obligations of C-MAC UK Holding Limited under the Wolverton Mill Lease are novated to a member of the Buyer’s Group as soon as reasonably practicable after Completion.

8.4	The Buyer undertakes with the Sellers that it shall not and shall procure that neither it nor any member of the Group will directly or indirectly, during the Restricted Period induce or seek to induce any Retained Group Key Employee to become employed whether as employee, consultant or otherwise by any member of the Buyer Group, whether or not such Retained Group Key Employee would thereby commit a breach of his contract of service.

8.5	The Buyer agrees that the restrictions contained in this clause are no greater than is reasonable and necessary for the protection of the interests of the Institutional Seller and the Retained Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

8.6	The following terms shall have the following meanings respectively in this clause 8:

(a)	“Retained Group Key Employee” means any employee employed or engaged in relation to any member of the Retained Company (i) on a base annual salary (on the basis of full-time employment) in excess of £30,000; or (ii) has access in the course of their duties to trade secrets or material confidential information; and

(b)	“Restricted Period” means two years commencing on Completion or such shorter period of time recognised by applicable law as being binding on the Buyer.

9	LIMITATION OF LIABILITY

9.1	The liability of each Seller under or in respect of any Claim or otherwise shall be subject to the limitations and further provisions set out in this clause 9.

9.2	The total aggregate liability of each Seller in respect of all Claims (including claims made pursuant to clause 5 (Leakage) and clauses 6.1, 6.2 and 6.4) that have been settled or agreed shall not in any event exceed an amount equal to the Consideration received by such Seller.

9.3	Nothing in the Transaction Documents shall or shall be deemed to relieve or abrogate the Buyer or, as the case may be, each Seller, of any common law or other duty to mitigate any loss or damage incurred by it as a result of any of the Warranties being untrue, inaccurate or misleading.

9.4	No party shall be liable in respect of any claim to the extent that the fact, matter, event or circumstance giving rise to the claim has been made or is made good or is otherwise compensated for without cost to the party making the claim, within ten Business Days of the date on which written notice of such claim is given.

9.5	No Seller shall be liable under this Agreement in respect of any indirect or consequential losses.

9.6	Each provision of this clause 9 shall be read and construed without prejudice to each of the other provisions of this clause 9.

9.7	Subject to clause 6.5, the terms of schedule 4 shall apply in respect of any and all Warranty Claims.

10	TAX AND REPORTING INFORMATION

10.1	The Institutional Seller shall provide all information and assistance as is reasonably required by the Buyer in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding a Group Company which relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion.

10.2	The Buyer shall provide all information and assistance as is reasonably required by each Seller in order to:

(a)	negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a Tax Authority regarding each Seller or a Institutional Seller’s Group member which relates to income, profits or gains earned, accrued or received (or treated for Tax purposes as earned, accrued or received) or any event occurring (or treated for Tax purposes as occurring) on or before Completion; or

(b)	comply with any financial or legal reporting requirements of the Retained Group.

10.3	To comply with its obligations in clause 10.2, the Buyer agrees that it shall, upon being given reasonable notice by the relevant Seller and subject to each Seller giving such undertaking as to confidentiality as the Buyer shall reasonably require, and shall cause the Group to:

(a)	properly retain and maintain such records until the earlier of the date that is seven years after Completion and such time as each Seller agrees that such retention and maintenance is no longer necessary; and

(b)	allow each Seller and its respective officers, employees, agents, auditors and representatives to:

(i)	inspect, review and make copies of such records and information for and only to the extent necessary for that purpose; and

(ii)	be given reasonable access to any employee, officer, adviser or premises of any of the Group Companies (and within five Business Days of a request for such reasonable access) during normal working hours and at the expense of the relevant Seller.

10.4	The Institutional Seller shall apply to HMRC to exclude the Group Companies from the Sellers’ VAT Group with effect from Completion or the earliest date permitted thereafter. The Institutional Seller shall provide the Buyer with copies of all material correspondence with HMRC in relation to securing that the Group Companies are excluded from the Sellers’ VAT Group, and shall keep the Buyer informed of the progress of the application for exclusion and the Buyer shall co-operate with the Sellers in order to procure that the Group Companies are so excluded.

10.5	Until the Group Companies have been excluded from the Sellers’ VAT Group, the Institutional Seller shall comply with all their material VAT obligations relating to the Group Companies including, without limitation, accounting to HMRC for all VAT for which it is required to account on or before the last date on which it is able to do so without incurring interest or penalties.

10.6	As regards supplies made between members of the Sellers’ VAT Group and third parties on or before the date on which the Group Companies are excluded from the Sellers’ VAT Group, such payments shall be made between the Group Companies and the representative member of the Sellers’ VAT Group as shall ensure that the resulting position for VAT purposes for the Group Companies and the remaining members of the Sellers’ VAT Group is the same as it would have been had the Group Companies not been members of the Sellers’ VAT Group but had been registered as a separate group for VAT purposes, except that:

(a)	if those supplies are ignored for VAT purposes because they are made between a Group Company and another member of the Sellers’ VAT Group (including another Group Company), those supplies shall also be ignored for the purposes of this clause 10.6; and

(b)	no payments shall be made in respect of supplies made before the Locked Box Date where to do so would result in a benefit to, or a liability of, the Group Companies which was not reflected in the Locked Box Balance Sheet.

10.7	Any payments to be made under clause 10.6 shall be made promptly following the end of the VAT prescribed accounting period to which the payments relate, and in any event, not later than five Business Days before the date on which any VAT to which such payments relate is due to HMRC without incurring interest or penalties.

10.8	If the Institutional Seller shall obtain, whether by repayment, credit or otherwise, the benefit of VAT bad debt relief (pursuant to section 36 VATA 1994 and related Regulations) in respect of supplies actually made by a Group Company, but treated as made by a Seller under section 43 VATA 1994, the Institutional Seller shall, within five Business Days of receiving such benefit, pay an amount equal to that benefit to the Buyer or such Group Company as the Buyer may direct. If consideration in respect of the supplies is subsequently received, the Buyer shall pay to the Sellers an amount equal to the amount for which the Institutional Seller has to account to HMRC as a result of such receipt.

Group Relief

10.9	For the purposes of this clause 10, “Group Relief” means any or all of the following:

(a)	relief capable of being surrendered or claimed pursuant to Chapter 4, Part 5 CTA 2010;

(b)	a tax refund capable of being surrendered or claimed under Chapter 4, Part 22 CTA 2010; and

(c)	any allowable loss arising to a company pursuant to an election made pursuant to section 171A TCGA 1992.

10.10

The Institutional Seller undertake to the Buyer that the Institutional Seller shall not and shall procure that the relevant member(s) of the Retained Group shall not amend, withdraw or resubmit any return or computation or any claim, election, surrender or consent made by the Institutional Seller or any member of the Retained

Group or Group in respect of any Group Relief assumed in the accounts of any Group Company to be claimed by that Group Company from any member of the Retained Group for accounting periods ended on or before 6 April 2011 or current at Completion, save where the relevant member of the Retained Group received a payment for the Group Relief and such payment is returned to the Buyer or the relevant member or members of the Group as the case may be.

11	CONFIDENTIAL INFORMATION AND ANNOUNCEMENTS

11.1	Each Seller undertakes to the Buyer that it, and (in the case only of the Institutional Seller) shall procure that each other member of the Retained Group, will in all respects keep confidential and will not use or disclose to any person any Confidential Information, provided that nothing in this clause 11 shall prevent:

(a)	disclosure of Confidential Information to or at the written request of the Buyer;

(b)	use or disclosure of Confidential Information required to be disclosed by law, any regulatory body (including HM Treasury or the Securities Exchange Commission) or any recognised stock exchange on which the shares of any party are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of each Institutional Seller’s Group or its Related Persons or the Buyer’s Group) provided that each Seller shall promptly notify the Buyer, where practicable and lawful to do so, before disclosure occurs (as the case may be) and shall co-operate with the Buyer regarding the timing and content of such disclosure (as the case may be) or any action which the Buyer may reasonably elect to take to challenge the validity of such requirement;

(c)	disclosure of Confidential Information to professional advisers for the purpose of advising each Seller;

(d)	disclosure by each Seller to any member of its Group (including, for this purpose only, Francisco Partners and/or Shah Capital) or any investors in any funds managed or advised by any such persons provided that the persons to whom the information is to be provided are subject to obligations of confidentiality on substantially the same terms as set out in this clause 11 with respect thereto; or

(e)	disclosure of Confidential Information which becomes generally known other than by a Seller’s breach of the NDA or of this Agreement.

11.2	The NDA shall cease to have any force or effect from the Completion Date, but without prejudice to any prior breaches of the NDA.

11.3	With the exception of the Announcement which shall be made on the date hereof, no party shall disclose the making of this Agreement or its terms or the existence or the terms of any Transaction Document (except those matters set out in the Announcement) without the prior consent of, in the case of disclosure by a Seller, the Buyer or, in the case of disclosure by the Buyer, each Seller unless and to the extent that:

(a)	the disclosure or use is required by law, any regulatory body (including HM Treasury) or any recognised stock exchange on which the shares of any party are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Institutional Seller’s Group (including, for this purpose only, Francisco Partners and/or Shah Capital or the Buyer’s Group);

(b)	the disclosure or use is required to vest the full benefit of this Agreement in any party;

(c)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(d)	disclosure by each Seller to any member of its Group (including, for this purpose only, Francisco Partners and/or Shah Capital) or any investors in any funds managed or advised by any such persons provided that the persons to whom the information is to be provided are subject to obligations of confidentiality on substantially the same terms as set out in this clause 11 with respect thereto;

(e)	the disclosure is made to professional advisers or actual or potential financiers of any party on a need to know basis and on terms that such professional advisers or actual or potential financiers undertake to comply with the provisions of this clause 11 in respect of such information as if they were a party to this Agreement;

(f)	the information is or becomes publicly available (other than by breach of the NDA or of this Agreement);

(g)	the disclosure is made on a confidential basis to potential purchasers of all or part of each Institutional Seller’s Group or the Buyer’s Group or to their professional advisers or actual or potential financiers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase and the Institutional Seller and the Buyer remain liable for any breach of the confidentiality obligations set out in this clause 11 by such person; and

(h)	the other parties have given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to clause 11.3(a), 11.3(b) or 11.3(c), the party concerned shall promptly notify (to the extent permitted by any applicable law or regulation) the other parties of such requirement with a view to providing (if reasonably practicable to do so) the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

11.4	The restrictions contained in clause 11.3 shall apply without limit of time. For the avoidance of doubt, communications with investors or potential investors in any funds managed or advised by any Seller or the Buyer shall not constitute disclosures for the purpose of this clause 11.3 but shall be subject to the confidentiality provisions contained in clause 11.1.

12	ASSIGNMENT

12.1	No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement without the prior written consent of, in the case of assignment by a Seller, the Buyer or, in the case of assignment by the Buyer, each Seller save that:

(a)	this Agreement and the benefits under it may be assigned in whole or in part by each Seller to any member of the Retained Group (provided that if such assignee ceases to be a member of each Sellers’ Group, this Agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to each Seller immediately prior to such cessation);

(b)	this Agreement and the benefits arising under it may be assigned in whole or in the part by the Buyer to any member of the Buyer’s Group to whom the Buyer transfers any of the Shares (provided that if such assignee ceases to be a member of the Buyer’s Group, this Agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Buyer immediately prior to such cessation); and

(c)	this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Buyer to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with any transactions contemplated by this Agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security,

PROVIDED THAT, in the case of an assignment pursuant to either sub-clause (a), (b) or (c) above, the liability of any party to such an assignee shall not be greater than it would have been had such an assignment not taken place, and all the rights, benefits and protections afforded to a party shall continue to apply to the benefit of that party as against the assignee as they would have applied as against the person who is a party to this Agreement.

13	COSTS

13.1	Except for any Permitted Leakage Payments, the W&I Policy Costs (which are to be borne by the Sellers) and the Disclosed Seller Transaction Costs and, unless expressly otherwise provided in this Agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares and the preparation, negotiation, completion or terminate of the Transaction Documents.

13.2	The Buyer shall bear the cost of all stamp duty as a result of the transactions contemplated by this Agreement. The Buyer shall be responsible for arranging the payment of such stamp duty.

14	EFFECT OF COMPLETION

The terms of this Agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force and effect after and notwithstanding Completion.

15	FURTHER ASSURANCES

15.1	Each of the parties shall, and shall use reasonable endeavours to procure that any third party shall, individually and severally from time to time upon request from any other party to do or procure the doing of all acts and/or execute or procure the execution of all such documents and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer the Shares and otherwise giving the other parties the full benefit of this Agreement.

15.2	Pending registration of the Buyer as the owner of the Shares, each Seller shall exercise all voting rights and other rights attached to the Shares owned by it in accordance with the Buyer’s written instructions.

15.3	The Institutional Seller shall, and shall procure that the relevant members of the Retained Group shall, retain for a period of 10 years from Completion, any books records and documents to the extent that they relate to the Group Companies or the business carried on by the Group Companies at Completion and shall, and shall procure that the relevant members of the Retained Group shall, if reasonably requested by the Buyer, allow the Buyer or the relevant Group Company reasonable access to such books, records and documents, including the right to take copies at the Buyer’s expense.

15.4	Following Completion, the Buyer shall (in accordance with the terms thereof) procure:

(i)	that the Employee Bonuses are paid in full (subject to deduction of the applicable Tax and national insurance contributions in respect thereof, and shall promptly account to HM Revenue & Customs in respect of the same);

(ii)	that the Company shall pay the Employee Share Option Payment Amount (subject to deduction of the applicable Tax and national insurance contributions in respect thereof, and shall promptly account to HM Revenue & Customs in respect of the same) to the holders of the Share Options; and

(iii)	that the Company shall, to the extent not paid prior to the Completion Date, pay the Disclosed Seller Transaction Costs.

15.5	The Institutional Seller shall, at the Buyer’s cost, perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution or delivery of) all further documents, required by law or which the Buyer reasonably requests to perfect the transfer of the Domain Names.

16	ENTIRE AGREEMENT

16.1	Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

(a)	this Agreement and the Transaction Documents constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

(b)	neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever (whether oral, written, express or implied, and whether negligent or innocent) other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

(c)	any statutory or common law remedies, terms, warranties, representations or conditions that are not expressly set out or referred to in this Agreement or in the Transaction Documents and might otherwise be implied in respect of the sale and purchase of the Shares are hereby expressly excluded; and

(d)	the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, neither it (nor its Related Persons, where appropriate) has any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise,

PROVIDED THAT the provisions of this clause 16 shall only apply so far as is permitted by law and shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have to rescind this Agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

16.2	Each of the parties acknowledges to the others, after due and careful consideration, that:

(a)	it is not entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of the Financial Services and Markets Act 2000) made by the other party or the other party’s professional advisers;

(b)	except as expressly provided in this Agreement, it is entering into this agreement solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(c)	the other parties are entering into this Agreement in reliance on the acknowledgements given in this clause 16.

16.3	If there is any inconsistency between the provisions of this Agreement and those of any other Transaction Document, then the provisions of this Agreement shall prevail.

17	VARIATIONS

This Agreement may be varied only by a document signed by or on behalf of each Seller and the Buyer.

18	WAIVER

18.1	A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

18.2	No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of each Seller and the Buyer.

19	INVALIDITY

19.1	If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intentions of the parties.

19.2	To the extent that it is not possible to delete or modify the provision under clause 20.1, such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under clause 19.2, not be affected.

20	NOTICES

20.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of each Seller to its addresses set out in schedule 1 with a copy to:

Kirkland & Ellis International LLP
30 St Mary Axe
London EC3A 8AF
United Kingdom
Fax: + 44 20 7469 2001
Attention: Daniel Oates

In the case of the Buyer to its registered address set out above with a copy to :

Travers Smith LLP
10 Snow Hill
London EC1A 2AL
Fax: + 44 207 295 3500
Attention: Andrew Gillen

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Business Days after the date of posting;

(c)	if sent by air mail, five Business Days after the date of posting; and

(d)	if sent by fax, when despatched,

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

20.2	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 20.1 provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

21	COUNTERPARTS

This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

22	GOVERNING LAW AND JURISDICTION

22.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) and any non-contractual obligations shall be governed by and construed in accordance with English law.

22.2	Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement or its formation and/or any non-contractual obligations arising in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the right of the Buyer to proceed in the courts of any competent jurisdiction.

23	THIRD PARTY RIGHTS

23.1	Any person (other than the parties to this agreement) who is given any rights or benefits under this agreement (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

23.2	Save as provided in clause 23.1 the operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

23.3	The parties may amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

23.4	Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

SCHEDULE 1

Part 1

The Institutional Seller

(1) Name	(2) Address	(3) Number of Preference Shares	(4) Number of Redeemable Preference Shares	(5) Number of Ordinary Shares

C-MAC Microcircuits UK Opco Limited	Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX	1,000	3,000,000	10,052,632

Part 2

The Individual Seller

(1) Name	(2) Address	(3) Number of Preference Shares	(4) Number of Redeemable Preference Shares	(5) Number of Ordinary Shares

Karen Oddey	[Redacted]	nil	nil	263,158

SCHEDULE 2

Part A

The Company

Name of company:	C-Mac Aerospace Limited

Registered number:	06599432

Date of incorporation:	21 May 2008

Registered office:	Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX

Issued share capital:	10,315,790 ordinary shares of £0.0001 each, 1,000 preference shares of £1 each and 3,000,000 redeemable preference shares of £1 each.

Registered members and number of shares held:	C-MAC Microcircuits UK Opco Limited: 1,000 preference shares of £1 each and 3,000,000 redeemable preference shares of £1 each and 10,052,632 ordinary shares of £0.0001 each

Karen Oddey: 263,158 ordinary shares of £0.0001 each

Directors:	Michael Round, Karen Oddey, Deep Shah and Ajay Bhupendra Shah

Secretary (if any):	Michael Round

Accounting Reference Date:	31 August

Charges:	None

SCHEDULE 2

Part B

The Group Companies

Name of company:	C-MAC Microcircuits Ltd

Registered number:	02721281

Date of incorporation:	8 June 1992

Registered office:	Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX

Issued share capital:	2,560,000 ordinary shares of £1 each

Registered members and number of shares held:	CMAC Aerospace Limited: 2,560,000 ordinary shares of £1 each

Directors:	Karen Oddey and Michael Round

Secretary (if any):	Michael Round

Accounting Reference Date:	31 August

Charges:	The KBC Debenture

Rent Deposit deed dated 20 March 2006 in favour of LMA International Services UK Limited and registered at Companies House on 10 April 2006.

Name of company:	Cobham MAL Ltd

Registered number:	06632600

Date of incorporation:	27 June 2008

Registered office:	Fenner Road, South Denes, Great Yarmouth, Norfolk, NR30 3PX

Issued share capital:	1,000 ordinary shares of £1 each fully paid

Registered members and number of shares held:	CMAC Aerospace Limited: 1,000 ordinary shares of £1 each

Directors:	Karen Oddey and Michael Round

Secretary (if any):	N/A

Accounting Reference Date:	26 December

Charges:	Debenture created on 16 December 2011 in favour of Lockman Electronic Holdings Limited and registered at Companies House on 24 December 2011

SCHEDULE 3

General Warranties

1	Shares and Subsidiary Undertakings

1.1	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.2	The Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the Subsidiaries and no Group Company has been involved in any corporate or group restructuring, including by way of merger, de-merger or hive-down of assets during the past five years and no such restructuring is currently taking place or envisaged.

2	Constitutional Documents

2.1	The copy of the constitutional documents of the Aerospace Group in the Data Room is true and complete in all material respects.

2.2	The register of members of the Aerospace Group has been properly kept and contains true and complete records of the members of the Aerospace Group and the Company has not received any notice that the register is incorrect or incomplete or should be rectified.

2.3	The statutory books and minute books of the Aerospace Group are up to date, in its possession and are true and complete in all material respects in accordance with the law and the Company has not received any notice that any of them is incorrect or incomplete or should be rectified.

2.4	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies or to any other governmental or regulatory body or to any local authority have been properly prepared and filed and are true and complete in all material respects.

2.5	Due compliance has been made in all material respects with all the provisions of the Companies Acts and all other legal requirements in connection with:

2.5.1	the formation of the Aerospace Group Companies;

2.5.2	any allotment, issue, purchase or redemption of shares, debentures or other securities in the Company and each Aerospace Group Company;

2.5.3	any reduction of the share capital of the Company and each Aerospace Group Company;

2.5.4	any amendment to the constitutional documents of the Company and each Aerospace Group Company;

2.5.5	the passing of any resolutions by the Company and each Aerospace Group Company; and

2.5.6	the payment of any dividends by the Company and each Aerospace Group Company.

3	Accounts

3.1	The Accounts have been prepared in all material respects in accordance with the Companies Acts (as in force at the relevant date) and generally accepted accounting standards, principles and practices in the United Kingdom and on materially the same basis as that adopted in preparing C-MAC Microcircuits Limited’s audited accounts for the preceding three financial periods so as to give a true and fair view of the:

3.1.1	assets and liabilities and of the state of affairs and the financial position as at the Accounts Date; and

3.1.2	profits/losses for the financial year ended on the Accounts Date,

of (in each case) C-MAC Microcircuits Limited.

3.2	Proper provision or reserve (as appropriate in accordance with the Relevant Accounting Standards) has been made in the Accounts for all bad and doubtful debts and all liabilities and obligations of C-MAC Microcircuits Limited.

3.3	The Locked Box Balance Sheet shows with reasonable accuracy the assets and liabilities (whether present or future, actual or contingent) and the state of affairs and financial position as at the date to which they have been prepared of the Group.

4	Changes Since the Accounts Date

Since the Accounts Date:

4.1	there has been no material adverse change in the financial or trading position of the Aerospace Group (taken as a whole) and no fact, matter, event or circumstance has occurred which is reasonably likely to give rise to any such change;

4.2	the Aerospace Group has carried on its business in the ordinary course and without any material interruption or material alteration in its nature, scope or manner;

4.3	no member of the Aerospace Group has, other than in the ordinary course of its business or with respect to the acquisition of Cobham MAL Limited in December 2011, acquired, or agreed to acquire, an asset at a cost of (or with a value of) £20,000 or more, which is higher than the open market value at the time of its acquisition or agreed acquisition;

4.4	no member of the Aerospace Group has, other than in the ordinary course of its business, disposed of, or agreed to dispose of, an asset at a cost of (or with a value of) £20,000 or more, which is lower than the open market value at the time of disposal or agreed disposal;

4.5	no member of the Aerospace Group has factored, sold or agreed to sell a debt or repaid any share or loan capital;

4.6	no member of the Aerospace Group has declared, paid or made a dividend or distribution except as provided in the Accounts;

4.7	no member of the Aerospace Group has assumed or incurred, or agreed to assume or incur, any material liability (actual or contingent) or material obligation, commitment expenditure otherwise than in the ordinary course of its business;

4.8	there have been no material increases or decreases in the levels of debtors or creditors or in the average collection or payment periods for debtors and creditors respectively; and

4.9	no member of the Aerospace Group has paid or agreed to pay any service, management or similar charges to the Institutional Seller or any member of the Retained Group.

5	Assets

5.1	Each of the material assets (other than the Properties) which are included in the Accounts or which any member of the Aerospace Group currently uses or has the right to use are:

5.1.1	legally and beneficially owned by the Aerospace Group free from any Encumbrance; and

5.1.2	where capable of possession, are in the possession or under the control of the Company or any member of the Aerospace Group.

5.2	Each of the assets of the Company and the Aerospace Group which are included in the Accounts or which any member of the Aerospace Group has the right to use comprise all of the assets reasonably necessary for the operation and carrying on of the business and activities of each member of the Aerospace Group in the manner (in all material respects) in, and to the extent (in all material respects) which, it is presently conducted.

5.3	Copies of any bill of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement which (in each case) is material in the context of the business of the Aerospace Group (taken as a whole) to which a member of the Aerospace Group is a party are contained in the Data Room.

5.4	Such of the Group’s stock to which value is attributed in the Locked Box Balance Sheet is in good and marketable condition.

6	Liabilities

6.1	The total amount borrowed by the Company or any member of the Group from any banking or similar institution does not exceed any limitation on its borrowings contained in its constitutional documents or in any debenture or loan stock deed or any other instrument or agreement to which the Company is a party.

6.2	A statement of each member of the Group’s bank accounts and of the credit or debit balances on such accounts as at a date not more than five days before the date of this Agreement is annexed to the Disclosure Letter. Since such statement there have been no material payments out of any such accounts except for routine payments in the ordinary course of trading and the balances on such accounts are not now substantially different from the balances shown on such statements.

6.3	Details of all overdrafts, bank loans, invoice discounting, factoring or any arrangement relating to the management of any interest rate or exchange rate liability which will, following Completion, be outstanding in the name of the Group are contained in the Disclosure Letter and nothing has been done or omitted to be done whereby the continuance of any such facilities or arrangements in full force and effect might be affected (save where the prepayment of such facilities is expressly provided for in this Agreement).

6.4	There is not outstanding any guarantee, indemnity, security, bond, letter of credit or letter of comfort or any credit card, BACS or netting facility which is directly referable to or given in relation to any bank borrowing by any member of the Group, given by or for the benefit of any member of the Group (other than the Lockman Guarantee and the Lockman Debenture).

6.5	No event has occurred or is subsisting or has been alleged under any agreement relating to bank (or other financial institution) borrowing which (i) constitutes an event of default (howsoever described), or otherwise gives rise to an obligation to repay, or to give security or (ii) will lead to any security, guarantee, indemnity or other obligation becoming enforceable (in each case, or will do so with the giving of notice or lapse of time or both).

7	Trading Arrangements

7.1	In the last full financial year of the Company, no more than 5% of the aggregate amount of purchases of the Aerospace Group has been or will be obtained from the same supplier. No “material supplier” to the Aerospace Group has, during the last 12 months, ceased or given a specific written indication stating an intention to cease trading with the Aerospace Group or to materially increase prices. For the purposes hereof, “material supplier” shall mean any supplier to the Aerospace Group whose supplies represent more 5% of the aggregate annual amount of purchases of the Aerospace Group in the last 12 months.

7.2	In the last full financial year of the Company, no more than 5% of the aggregate amount of all the sales of the Aerospace Group has been or will be made to the same customer. No “material customer” of the Aerospace Group has, during the last 12 months, ceased or given a specific written indication stating an intention to cease (or to materially reduce the volume of) trading with the Aerospace Group. For the purposes hereof, “material customer” shall mean any customer to the Aerospace Group whose purchases represent more 5% of the aggregate annual amount of sales of the Aerospace Group in the last 12 months.

7.3	Materially complete and accurate copies of all Material Contracts have been disclosed in the Data Room. In relation to each of the Material Contracts as at the date of this agreement:

7.3.1	there are no grounds for its invalidity, termination, avoidance, rescission or repudiation;

7.3.2	no party has given notice to terminate it nor has sought to repudiate or disclaim it nor has any party sought to suspend its performance (for whatever reason);

7.3.3	no party is in material breach of it nor is there any material delay in its implementation; and

7.3.4	there are no facts or circumstances which are reasonably likely to give rise to any of the above and no party has made any allegation of any material breach nor made any material complaint regarding the performance or non-performance of such agreement, arrangement or obligation.

7.4	A complete and accurate copy of the Cobham MAL Limited SPA has been disclosed in the Data Room.

7.5	There have been no claims under the Warranties (as defined in the Cobham MAL Limited SPA) and no other claims, proceedings, suits, actions, liabilities, demands, investigations or awards in connection with the Cobham MAL Limited SPA.

7.6	There are no facts or circumstances which have arisen since the date of the Cobham MAL Limited SPA which have rendered any of the Warranties (as defined in the Cobham MAL Limited SPA) untrue, inaccurate or misleading in any material respect.

8	Competition Law

8.1	No Aerospace Group Company is or has at any time during the period of 5 years prior to the date of this Agreement been: (i) party to or engaged in any agreement, arrangement, understanding, practice or conduct (unilateral or otherwise) which was or is an infringement of Competition Law; (ii) affected by any existing or pending report, decision, judgment, order, undertaking, commitment, assurance or similar measure made, taken or obtained by or given to any tribunal or court in relation to Competition Law or any Competition Authority; or (iii) the subject of, or involved in, any investigation, inquiry or other proceeding (whether formal or informal) by or before any tribunal or court in relation to Competition Law or any Competition Authority, nor is it in receipt of any complaint from any third party alleging breach of Competition Law.

8.2	No Aerospace Group Company is or has at any time during the period of 5 years prior to the date of this Agreement been in receipt of any payment, guarantee, financial assistance or other form of state aid which fell within the scope of Article 107 of the TFEU or any similar laws which are or have been applicable to the Group, nor is any such aid currently being applied for with a view to benefitting the Group

8.3	No Aerospace Group Company is or has at any time during the period of 5 years prior to the date of this Agreement been party to or affected by any contract awarded in breach of Public Procurement Law or which has been varied or extended in breach of Public Procurement Law.

9	Intellectual Property

9.1	The Data Room contains details of all the registered Intellectual Property Rights and all material unregistered Intellectual Property Rights in respect of which a member of the Aerospace Group is the registered or beneficial owner or applicant for registration.

9.2	No member of the Aerospace Group has, in the last twelve months, received any written notice of any infringement by it of any third party rights in Intellectual Property and no such infringement has taken place.

9.3	Other than in the ordinary course of business no member of the Aerospace Group has granted or is obliged to grant a licence, assignment or other right in respect of any of the registered Intellectual Property Rights to any third party which could materially adversely affect the business of the Aerospace Group.

9.4	Copies of all material licences under which:

9.4.1	the Aerospace Group uses or exploits Intellectual Property owned by any third party; or

9.4.2	the Aerospace Group has licensed or agreed to license Intellectual Property to any third party,

are in the Data Room.

9.5	A member of the Aerospace Group is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights described in paragraph 9.1 free from all Encumbrances.

9.6	All material confidential information (including know-how and trade secrets) owned or used by the Aerospace Group has been kept confidential by the Aerospace Group and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information).

9.7	There has been no material infringement by any third party of any Intellectual Property owned by the Aerospace Group, nor any material third party breach of confidence or passing off in relation to the Aerospace Group’s business or assets.

10	Information Technology Warranties

10.1	Materially complete and accurate particulars of the IT System are set out in the Data Room.

10.2	The Group has possession or control of the source code of all software developed by or specifically for the Aerospace Group in the IT System, or has the right to gain access to such code under the terms of source code deposit or similar agreements with the owners of the rights in the relevant software and reputable deposit agents.

10.3	The elements of the IT System:

10.3.1	are, in all material respects, functioning properly and in accordance with all applicable specifications;

10.3.2	are not materially defective in any respect and have not been materially defective or materially failed to function for any period in excess of 6 consecutive hours on more than one separate occasion during the last two years;

10.3.3	do not contain any software virus and have not within the last 12 months been infected by any virus or other harmful code or accessed by any unauthorised person;

10.3.4	have sufficient capacity and performance to meet the current and reasonably foreseeable business requirements of the Aerospace Group;

10.3.5	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

10.3.6	have been appropriately maintained and the IT System has the benefit of appropriate and adequate maintenance and support agreements.

10.4	The Group has implemented appropriate procedures for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

10.5	The Group has in place a disaster recovery plan which is documented and would enable the business of the Aerospace Group to continue if there were significant damage to or destruction of some or all of the IT System.

10.6	The IT System is capable of properly performing its functions in multiple currencies, including the euro.

11	Insurance

11.1	The Data Room contains complete and accurate copies of every current insurance and indemnity policy in respect of which a member of the Aerospace Group has an interest (the “Policies”).

11.2	All material assets of the Group which are of an insurable nature are at the date of this Agreement insured against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Group is covered against accident, third party liability, injury, damage and other risks normally covered by insurance by such companies. In respect of all such insurances:

11.2.1	all premiums have been duly paid to date;

11.2.2	all the Policies are in force and are not voidable; and

11.2.3	no claim or series of related claims for amounts in excess of £10,000 are outstanding.

12	Property

12.1	The Properties comprise all the land and premises currently used, owned or leased by the Aerospace Group.

12.2	There are no properties previously owned (whether freehold or leasehold) by the Aerospace Group in the last 6 years in respect of which the Aerospace Group has any ongoing actual or potential liability.

12.3	The Aerospace Group is in exclusive physical occupation and possession of the Properties.

12.4	There are no disputes, claims, actions, demands, notices or complaints in respect of the Properties or their use which are outstanding or anticipated by the Aerospace Group.

12.5	There are no material breaches of any covenants or agreements affecting the freehold to the Properties or any lease under which the Properties are held and, where the Properties are held under a lease there are no arrears of rent.

12.6	Any replies to enquiries given by or on behalf of the Sellers or the Sellers’ Solicitors to any enquiries raised in respect of the Properties are true and accurate in all material respects and are not misleading.

12.7	All SDLT liabilities relating to the Properties have been discharged and there are no further SDLT payments to be made in respect of any transaction involving the Properties.

12.8	There are no material breaches of current or previous legislation or regulations, orders, notices or directions made under such legislation capable of enforcement affecting the Properties.

12.9	The Group has under its control all of the title deeds and documents in respect of the Properties (including certified copies of any transfers of land which used to be part of the same title) and all appropriate registrations have been made which are necessary to protect any agreement or interest of which the Aerospace Group has the benefit. Where necessary, all title deeds are as appropriate either (i) fully stamped with ad valorem stamp duty and a particulars delivered stamp or (ii) accompanied by a certificate from HM Revenue & Customs evidencing submission of a Land Transaction Return for the purposes of stamp duty land tax (“SDLT”) in relation to all circumstances in which a land transaction return is required to be made.

12.10	No further land transaction return in relation to SDLT is required in respect of any transaction involving the Properties which has an effective date prior to the date of this Agreement, nor has the Aerospace Group previously entered into another transaction an effect of which would be to increase the amount of SDLT payable in respect of the Properties.

12.11	The Properties are free from all Encumbrances.

12.12	The Properties have the benefit of the legal rights and easements necessary for the use and enjoyment of the Properties for the use to which they are currently used.

12.13	The use to which the Properties are currently used (the “Existing Use”) is the lawful use under Town and Country Planning legislation and the planning permissions authorising the Existing Use are free from unusual or onerous conditions and permanent and are not personal. There have been no material breaches of any of the terms of any planning agreement or planning obligation in relation to the Properties and all obligations in such documents have been substantially complied with.

13	Tax

13.1	Each Aerospace Group Company has paid all Tax that it has been liable to pay and no Group Company is liable to pay any material penalty, fine, surcharge or interest in connection with Tax and each Aerospace Group Company has complied fully with its legal obligations relating to PAYE and National Insurance contributions and any similar amounts payable to a Taxation Authority outside the United Kingdom.

13.2	All registrations, returns, computations, notices and other information which are or have been required to be made or given by each Aerospace Group Company for any Taxation purposes have been made or given within the requisite time periods. All such registrations, returns, computations, notices and other information have been submitted on a proper basis and are complete in all material respects.

13.3	Provision or reserve (as appropriate) within generally accepted accounting principles has been made in the Accounts for all Taxation, including deferred Taxation, liable to be assessed on any Group Company or for which any Aerospace Group Company is accountable in respect of all Profits earned, accrued or received on or before the Accounts Date, and since the Accounts Date no Taxation has or may have arisen to any Aerospace Group Company (or would have arisen but for the use of any available reliefs) other than in respect of normal trading income arising in the ordinary course of the Aerospace Group Company’s business.

13.4	Each Aerospace Group Company is in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation in so far as it depends on any transaction occurring before the date of this agreement and each Aerospace Group Company has maintained such records in relation to Tax as may be required by law and which are in all material respects up to date and accurate.

13.5	Each Aerospace Group Company has complied with all legislation relating to Taxation which requires the deduction or withholding of Taxation from any payment made by it, and all amounts due to be paid to the relevant Taxation Authority prior to the date of this agreement have been so paid by the due date.

13.6	All material claims by each Aerospace Group Company for any relief, deduction, set-off or credit for Tax purposes have been properly made.

13.7	No Aerospace Group Company has engaged in, or been a party to, a scheme of arrangement of which the main purposes or one of the main purposes, was the avoidance of Taxation or the obtaining of a Taxation advantage.

13.8	Each Aerospace Group Company is duly registered for the purposes of VAT under a group registration. Each Aerospace Group Company has complied with all statutory provisions relating to VAT, including requirements with respect to record keeping and the making of returns, and has duly accounted for any such VAT and has accurate records of all elections and other information needed to enable the Aerospace Group Company to determine its liabilities to pay or recover VAT or sums in respect of VAT.

13.9	No Aerospace Group Company is involved in any outstanding Tax dispute with any Tax Authority and, so far as the Institutional Seller is aware, no Aerospace Group Company is likely to become the subject of any question or dispute with any Taxation Authority.

13.10	Each Aerospace Group Company is resident for Tax purposes in its country of incorporation or organisation according to the laws of such country and is not also so resident in another country for any tax purposes or for the purpose of any double taxation agreement. No Aerospace Group Company has, nor has it had, a branch, agency or permanent establishment such as can give rise to a liability to taxation on profits outside the United Kingdom.

13.11	None of the assets which are owned by any Aerospace Group Company are the subject of any charge, power of sale, attachment or mortgage in favour of any Tax Authority.

13.12	No Aerospace Group Company is, nor will become, liable to pay, or to pay any amount in respect of, any Taxation which is directly or primarily chargeable to any other person (other than an Aerospace Group Company). No Aerospace Group Company is liable as an agent, permanent establishment or prescribed person for any Taxation liability of another person.

13.13	There is no arrangement, formal or informal between the Sellers to redistribute (or which has the effect of redistributing) the consideration payable under the Agreement between themselves otherwise than in accordance with Schedule 1 to this Agreement.

13.14	Any transaction by a Aerospace Group Company for which any clearance, approval or consent (a “Clearance”) from a Taxation Authority was legally required or sought was carried out only after such Clearance was obtained. Each application upon which a Clearance was based disclosed all relevant material facts and circumstances which could reasonably have affected the decision of the relevant Taxation Authority to grant the Clearance. No facts or circumstances have since arisen to render any Clearance ineffective or invalid.

13.15	No Aerospace Group Company has issued any security in circumstances in which any interest or other payment payable in respect of it constitutes or would constitute a distribution under section 209 ICTA 1988 or section 1000 TIOPA 2010 or any security which is not or may not constitute a “normal commercial loan” for the purposes of section 162 TIOPA 2010 or Schedule 18 ICTA 1988.

13.16	No Aerospace Group Company has made or agreed to make (and there are no arrangements for it to make on or before Completion) a loan or advance within the meaning given by Chapter 3 of Part 10 CTA 2010 or, in respect of accounting periods ending before 1 April 2010, Chapter II of Part XI ICTA 1988 such that the relevant Aerospace Group Company has or may become liable to make a payment to any Taxation Authority under the provisions of that Chapter 3 or, in respect of accounting periods ending before 1 April 2010, sections 419 to 422 ICTA 1988 (charges to tax in connection with loans).

13.17	No Aerospace Group Company has made any transfer of value within the meaning of the Inheritance Tax Act 1984.

13.18	Neither the assets owned by any Aerospace Group Company nor the shares of any Aerospace Group Company are subject to an outstanding Inland Revenue charge as defined in section 237 Inheritance Tax Act 1984.

13.19	No circumstances exist, or but for section 204(6) Inheritance Tax Act 1984 would exist, such that a power of sale could be exercised in relation to any assets or shares of any Aerospace Group Company pursuant to section 212 Inheritance Tax Act 1984.

13.20	No person has acquired any securities, any securities option or any interest in securities (in each case, within the meaning of Part 7 ITEPA 2003) where the right or opportunity to acquire the same is or was available by reason of an employment of that or any other person for the purposes of that Part.

13.21	No relevant step (within the meaning of Part 7A ITEPA) has been taken in pursuance of, or in connection with, arrangements concerned with the provision of rewards or recognition or loans in connection with any employee or former employee (or any associate of such person) of any Aerospace Group Company.

13.22	No Taxation liability would arise if any Aerospace Group Company were to dispose of or realise each, if any, of its assets which are intangible fixed assets to which Part 8 of CTA 2009 applies for a consideration equal to their book value in or adopted for the purposes of the Accounts.

14	Employees

14.1	The Aerospace Group has not given notice of termination or received notice of resignation from any of the Key Employees.

14.2	Save as disclosed in the Data Room, the Group has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

14.3	The Aerospace Group is not involved in a dispute with a trade union, works council, staff association or other body representing any of its employees.

14.4	Those persons named as such in Part A of schedule 2 to this agreement are the only directors of the Company and there is directors’ and officers’ liability insurance in place in respect of the period up to Completion for each of the named officers and a copy of the relevant policy has been disclosed to the Buyer.

14.5	The particulars shown in the schedule of employees annexed to the Disclosure Letter list all of the Key Employees of the Company, are true, complete and accurate in all material respects and disclose in relation to each Key Employee:

14.5.1	gender, date of birth, period of continuous service and workplace location;

14.5.2	job title or job function, job grade, pay, notice periods, holiday entitlements, benefits (car, healthcare etc.), restrictive covenants, bonus arrangements and any entitlements to severance or other payments on termination of employment (including enhanced redundancy payments);

14.5.3	the terms of any share option, incentive or other similar scheme which is in force prior to Completion in which any of the employees will be entitled to participate after Completion (together with details of their entitlements); and

14.5.4	any material benefits provided to any of the employees on an ex gratia or discretionary basis.

14.6	Lists between them showing every employee of each member of the Aerospace Group other than Key Employees and the jobs and short details of the terms of employment of those employees and the years of continuous service for redundancy purposes of each employee are contained in the Data Room.

14.7	No change in the remuneration, benefits and arrangements relating to the employees is due or expected within six months from the date of this Agreement and no such change has occurred at any time during the period of 12 months immediately preceding the date of this Agreement in each case other than salary or wage increases in the ordinary course of business.

14.8	Other than in respect of the Employee Share Option Payment Amount and the Employee Bonuses, no employee of the Company will be entitled to receive any payment right or benefit, arising out of or in connection with this Agreement and/or Completion of this Agreement.

14.9	The Company has not made any outstanding offer nor agreed to employ any new Key Employee of the Company at the date of this Agreement.

14.10	The Company has no obligation to provide any material benefit or make any material payment of any nature (including share options, profit share or bonus) to or for the benefit of, or in connection with the employment or office of, any former employees or officers (excluding, for the avoidance of doubt, any contributions to, or payments or benefits provided under, the Pension Scheme).

14.11	The Company has complied in all material respects with its obligations (including health and safety obligations) to or in respect of all its employees and (in respect of the last six years) former employees arising out of or in connection with their terms and conditions of employment and/or with any relevant requirement whether under European law or English law or otherwise including any judgments, decisions, orders and awards made in respect of any of them and no material amount which is actually due and payable to or in respect of any employee or (in respect of the last six years) former employee is in arrears and unpaid (including holiday pay and bonuses) other than salary for the month current at the date of this Agreement, and no material liability for any failure to comply with any such obligation or requirement has been transferred to the Company by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (“TUPE”).

14.12	There are no, nor at any time during the 12 months preceding the date of this Agreement have there been any, disputes, enquiries or investigations relating to the employees or former employees of the Company and/or any trade union or other representatives nor are any such disputes, enquiries or investigations pending or threatened.

14.13	There are no disciplinary or grievance proceedings which have not yet been completed and there are no appeals pending in relation to any disciplinary or grievance decisions, in either case relating to any employee.

14.14	All employees of the Company have permission to work in the United Kingdom. The Company has complied with its obligations under the relevant immigration rules in relation to checking and maintaining adequate records of its employees’ entitlement to work in the United Kingdom.

14.15	The Company is not a party to any material outsourcing arrangements.

14.16	The Company has not entered into any consultancy arrangements which remain extant as at the date hereof.

15	Pensions and Other Benefits

15.1	For the purposes of paragraphs 15.2 to 15.10:

(a)	“Disclosed Aerospace Scheme” means the C-MAC Stakeholder Pension Plan;

(b)	“Disclosed Schemes” means the Cobham Stakeholder Scheme and the C-MAC Stakeholder Pension Plan;

(c)	“Proceedings” includes any litigation, arbitration or tribunal proceedings and also any information request, investigation or determination by the Pensions Ombudsman or the Pensions Advisory Service;

(d)	“Relevant Benefits” has the meaning given to it in section 393B(1) of the Income Tax (Earnings and Pensions) Act 2003, with the omission of the exclusions set out in section 393B(2) of that Act; and

(e)	“Relevant Aerospace Person” means any past or present employee, officer or director of any member of the Aerospace Group.

(f)	“Relevant Person” means any past or present employee, officer or director of any member of the Group.

15.2	Save for the Disclosed Aerospace Scheme, there is not in operation, and no proposal has been announced to enter into or establish, any obligation, agreement, arrangement, custom or practice for the payment of, or payment of a contribution towards, Relevant Benefits in connection with which any Aerospace Group Company is or may become legally liable to make any contribution or payment and no written undertaking, assurance or announcement has been given to any person about the continuance, introduction or improvement of any Relevant Benefit or a change in any of the conditions of member ship of the Disclosed Aerospace Scheme.

15.3	No contribution or any other amount due to the Disclosed Aerospace Scheme, which has fallen due for payment by any Aerospace Group Company prior to the date of this Agreement, is unpaid.

15.4	All benefits payable, or prospectively or contingently payable, under the Disclosed Schemes are “money purchase benefits” within the meaning of section 181(1) of the Pension Schemes Act 1993.

15.5	Details of the benefits payable in respect of any Relevant Aerospace Persons on their death in service or incapacity have been disclosed; all benefits payable in the event of death and incapacity benefits are fully insured on normal terms with an insurance company (as defined in section 275 of the Finance Act 2004), and all premiums and other amounts payable which are due as at the date of this Agreement under such insurance contracts have been paid.

15.6	Each Group Company has in the last six years complied in all material respects with all applicable laws relating to the Disclosed Schemes.

15.7	No Group Company is, or has been at any time since 27 April 2004, connected to or associated with any other company which participates, or has participated, in a scheme to which section 38 or 43 of the Pensions Act 2004 applies.

15.8	Neither the Disclosed Aerospace Scheme, any Aerospace Group Company nor the Institutional Seller is engaged in or involved in any Proceedings which relate to, or are in connection with, the Disclosed Aerospace Scheme or the benefits under them.

15.9	No Relevant Person’s employment has been transferred pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

15.10	Any Aerospace Group Company which previously participated in a defined benefit pension scheme ceased such participation before 19 December 1996 and no debt or other contribution has been demanded from any Aerospace Group Company by the trustees of that scheme in respect of such period of participation.

16	Solvency

16.1	No liquidator (or similar person in any relevant jurisdiction) has been appointed in relation to any member of the Group. No notice or order has been given or filed with the court of an intention to appoint a liquidator (or similar person in any relevant jurisdiction). No petition or application has been presented or order made for the appointment of a liquidator (or similar person in any relevant jurisdiction) in respect of any member of the Group.

16.2	No voluntary arrangement, compromise, composition, scheme of arrangement, standstill or standfast agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between any member of the Group and its creditors and/or its members (or any class of either of them) has been proposed or approved or is in the contemplation of any member of the Group or its directors.

16.3	No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed of the whole or any part of the assets or undertaking of any member of the Group. Nor has any other step been taken (including the taking of possession by a mortgagee or chargee) to enforce any Encumbrance in or over any of the assets of any member of the Group.

16.4	No administrator has been appointed in respect of any member of the Group, nor has any administration order been made in relation to any member of the Group and no petition or application for such an order or any notice of appointment of, or of any intention to appoint, an administrator has been threatened, presented, made, served or filed or is in the contemplation of any member of the Group.

16.5	No petition has been presented, no order has been made, no resolution has been passed and no meeting has been convened for the purpose of winding up any member of the Group or for the appointment of a provisional liquidator to any member of the Group.

16.6	No member of the Group is insolvent or unable to pay its debts within the meaning of section 123(1) or (2) of the Insolvency Act 1986.

17	Litigation

17.1	No Group Company is a party to any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction (other than in relation to the collection of debts arising in the ordinary course of business of that Group Company).

17.2	No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against a Group Company (other than in relation to the collection of debts arising in the usual course of business of that Group Company).

17.3	No officer, agent or employee (past (in respect the last five years only) or present) of the Company or any member of the Group is involved in any civil, criminal, arbitration, administrative or other proceedings as a result of any act or omission by him in the course of his duties to the Company. There are no civil, criminal, arbitration, administrative or other proceedings pending or threatened by or against him for such reason, nor are there any facts or circumstances which may give rise to any Proceedings being commenced by or against him.

18	Compliance

18.1	There is no violation of, or default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental agency of the United Kingdom, the European Community or any foreign jurisdiction in which the Aerospace Group conducts its business which may have a material adverse effect upon the assets or business of the Aerospace Group (taken as a whole).

18.2	The Data Room discloses details of all material licences, consents, approvals, permissions, permits, certificates, qualifications, registrations and other authorisations (public and private) necessary for the operation of the business of the Group in the places and in the manner in which the business is now carried on (together the “Authorities”).

18.3	All of the Authorities are in full force and effect and have been complied with in all material respects.

18.4	No written notice which indicates that any of the Authorities will or are likely to be revoked or not renewed, in whole or in part, whether as a result of the transactions contemplated by this Agreement or otherwise has been received by the Group.

18.5	The Group and its current officers and employees in the course of their respective duties have complied in all material respects with:

18.5.1	the Bribery Act 2010 and all applicable anti-bribery and/or anti-corruption laws and regulations of a foreign jurisdiction in which the business is carried on or any member of the Aerospace Group has conducted business;

18.5.2	the Aerospace Group’s anti-bribery and corruption policy (if any); and

18.5.3	any relevant anti-bribery and corruption obligations pursuant to any contract with any third party.

18.6	The Group has in place procedures which the Company reasonably believes are adequate to prevent its contractors, sub-contractors, service providers, agents and intermediaries (the “Associates” for the purposes of this paragraph 18) from undertaking any activity, practice or conduct relating to the business that would constitute an offence under any of the anti-bribery and/or corruption laws and regulations of the United Kingdom or any foreign jurisdiction in which the business is carried on.

18.7	Complete and accurate details of the anti-bribery policies and procedures adopted by each Group Company are contained in the Data Room.

18.8	No Group Company or any of its officers, employees or agents is involved in any proceedings in relation to an alleged bribery or corruption offence, nor are any such proceedings pending or threatened by or against any Group Company or any officer, agent or employee of any Group Company, nor are there any facts or circumstances which are reasonably likely to give rise to any such proceedings being commenced by or against any of them.

18.9	During the six years prior to the date of this Agreement, no proceedings in relation to bribery or corruption have been commenced by or against any Group Company, nor have any such proceedings been threatened, settled or compromised.

18.10	So far as the Warrantors are aware, no Associate is, or has during the past 12 months been, involved in any proceedings in relation to an alleged bribery or corruption offence nor are any such proceedings pending or threatened.

18.11	No Group Company is, nor has it been at any time in the six years prior to the date of this Agreement, prevented from tendering or undertaking any public or government contract as a result of an allegation of or conviction for an offence of bribery or corruption.

19	Environment and Safety

19.1	Each Aerospace Group Company has in all material respects complied and is in all material respects complying with E&S Laws and E&S Consents and has obtained all E&S Consents (which are in full force and effect).

19.2	At the date of this Agreement, no Aerospace Group Company has any actual or contingent material liabilities, obligation or requirement (under E&S Laws, E&S Consents and/or a legally enforceable contract) to pay money or carry out work in respect of any E&S Matters and/or E&S Consents (including in relation to former businesses or companies of any Aerospace Group Company and/or any properties owned, occupied or used at any time by any current or former company of the Group) and no circumstances exist which are likely to result in such liabilities, obligations or requirement.

19.3	No Hazardous Substances, pollution or contamination (which in each case is capable of causing harm to man or the environment) is present at, in, on or under and/or has migrated from the Properties or been released, emitted or discharged into the environment by an Aerospace Group Company.

19.4	Copies of all material surveys, assessments, inspections, audits, investigations, policies and material correspondence with regulatory authorities, third parties and/or insurance brokers or providers which deal with E&S Matters in respect of the business of any Aerospace Group Company or the Properties which have been produced or received in the last five years and are in the possession of the Aerospace Group or at the Properties and all E&S Consents are contained in the Data Room.

19.5	The Group is not required to participate in the CRC Energy Efficiency Scheme nor would it qualify on its own for participation in phase two of this scheme.

SCHEDULE 4

Limitations on Liability

1	Limitation on quantum and recovery

1.1	The Buyer shall not be entitled to recover any amount in respect of any individual General Warranty Claim (or a series of claims arising from substantially the same facts or circumstances) unless the amount recoverable in respect of such General Warranty Claim exceeds £35,000, in which event, subject to paragraph 1.2, the whole amount of such General Warranty Claim shall be recoverable and not merely the excess.

1.2	The Buyer shall not be entitled to recover any amount in respect of any General Warranty Claim unless the amount recoverable in respect of such General Warranty Claim, when aggregated with the amount of all other General Warranty Claims in respect of which the Buyer is entitled to recover (excluding, for the avoidance of doubt, any General Warranty Claim for which the Buyer is not entitled to recover by reason of paragraph 1.1) exceeds £150,000 in which event the whole amount of all such General Warranty Claims shall be recoverable and not merely the excess.

1.3	The sole recourse of the Buyer as against the Institutional Seller with respect to any and all General Warranty Claims shall be as against the W&I Policy. Save in the specific circumstances set out in paragraph 12 (Fraud) of this schedule 4, no Seller shall be liable to pay any amount whatsoever to the Buyer in respect of any General Warranty Claim. For the avoidance of doubt the Seller shall not be responsible for payment of any amount in respect of the W&I Policy Deductible.

2	Time limits for bringing claims

2.1	The Institutional Seller is not liable for any General Warranty unless the Buyer has notified the Sellers of the General Warranty Claim stating in reasonable detail the nature of the General Warranty Claim and the Buyer’s good faith estimate of the amount claimed on or before 22 March 2014 and the Institutional Seller agrees that, provided notice is given within the relevant time limit set out above, and proceedings are issued in accordance with paragraph 3, any shorter limitation period (whether arising under statute or by virtue of any other rule of law, regulation or otherwise) shall be extended and shall be treated by the parties as extended accordingly.

2.2	The parties agree that there shall be no time limit for giving notice under any Warranty Claim pursuant to clauses 6.1, 6.2 and 6.3 of this Agreement.

3	Notice of Claims

A General Warranty Claim notified in accordance with paragraph 2 of this schedule 4 and not satisfied, settled or withdrawn is unenforceable against the Sellers on the expiry of the period of 9 months starting on the day of notification of the General Warranty Claim, unless proceedings in respect of the General Warranty Claim have been commenced by being validly issued on the Sellers by the Buyer.

4	Remediable Breaches

The Institutional Seller shall not be liable for a General Warranty Claim to the extent that the fact, matter, event or circumstance giving rise to that General Warranty Claim is remediable and is remedied by or at the expense of the Institutional Seller within 10 Business Days of the date on which written notice of the General Warranty Claim is given to it provided that any loss, costs or expense which is the subject of the General Warranty Claim is reduced by such remedial action.

5	Specific Limitations

The Institutional Seller shall not be liable in respect of a General Warranty Claim:

5.1	to the extent that the matter giving rise to the General Warranty Claim would not have arisen but for, or is increased as a result of (and then only in respect of such increased amounts):

(a)	any act, omission or transaction of the Buyer or any member of the Buyer’s Group or any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, after Completion done, committed or effected:

(i)	outside the ordinary course of business of the Group and/or which the Buyer knew, or ought reasonably to have known, would, or was reasonably likely to, result in a General Warranty Claim; or

(ii)	otherwise than pursuant to a legally binding commitment to which the Group is subject on or before Completion;

(b)	the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body after the date of this Agreement or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Agreement; or

(c)	any change in the accounting reference date of a member of the Buyer’s Group after the date of this Agreement;

5.2	to the extent a member of the Buyer’s Group fails to act in accordance with paragraph 7 of this schedule 4 in connection with the matter giving rise to the General Warranty Claim;

5.3	to the extent that the matter giving rise to the General Warranty Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts or the Locked Box Balance Sheet or was specifically referred to in the foregoing; and

5.4

if the Buyer was aware on or before the date of this Agreement of the fact, matter or circumstance forming the basis of the General Warranty Claim. For this purpose, the Buyer shall be deemed to have knowledge (without limitation) of any fact or circumstance disclosed in the Data Room, the Disclosure Letter, the contents of any due diligence report (including, without limitation, any legal review report and any environmental report) prepared by or for the Buyer and this Agreement (including all schedules).

5.5	If, in respect of any matter which would give rise to a General Warranty Claim any member of the Buyer’s Group is entitled whether under a provision of applicable law, insurance policy (including, without limitation, the W&I Policy) or otherwise howsoever (including, without limitation, under the Cobham MAL Limited SPA), then no such matter shall be the subject of a claim under the General Warranties unless and until the appropriate member of the Buyer’s Group shall have made a claim against its insurers and used all reasonable endeavours to pursue such claim and any such insurance claim shall then extinguish or reduce by the amount so recovered any such claims under the General Warranties less all reasonable costs of recovery.

6	Recovery only once

The Buyer is not entitled to recover more than once in respect of the same fact (or set of related facts) or matter (or set of related matters) giving rise to a General Warranty Claim.

7	Conduct of claims

7.1	If the Buyer becomes aware of a matter which constitutes or which would or might give rise to a General Warranty Claim:

(a)	the Buyer shall, as soon as reasonably practicable, give notice to the Institutional Seller of the matter and shall consult with the Institutional Seller with respect to the matter;

(b)	the Buyer shall, and shall ensure that each member of the Buyer’s Group will, provide to the Institutional Seller and its advisers reasonable access to premises and personnel and to relevant assets, documents and records within the power or control of each member of the Buyer’s Group as the Institutional Seller may reasonably request, subject to the Institutional Seller agreeing in such form as the Buyer may reasonably require to keep all such information confidential for the purposes of investigating the matter and enabling the Institutional Seller to take the action referred to in paragraph 7.1(d) of this schedule 3;

(c)	the Institutional Seller (at its own cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 7.1(b) of this schedule 3 as the Institutional Seller may reasonably request, subject to the Sellers agreeing in such form as the Buyer may reasonably require to keep all such information confidential;

(d)	the Buyer shall consult with the Institutional Seller, so far as reasonably practicable, in relation to such claim and shall take reasonable account of the views of the Institutional Seller, and subject to the remaining provisions of this paragraph 7.1(d) being complied with, the Buyer shall, and shall ensure that each member of the Buyer’s Group shall, take any action and institute any proceedings, and give any information and assistance, as the Institutional Seller may reasonably request to:

(i)	dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

(ii)	enforce against a person (other than the Institutional Seller) the rights of a member of the Buyer’s Group in relation to the matter; and

(iii)	in connection with proceedings related to the matter (other than against the Institutional Seller) use advisers nominated by the Institutional Seller and, if the Institutional Seller requests, allow the Institutional Seller the exclusive conduct of the proceedings, in each case on the basis that the Institutional Seller:

(I)	shall indemnify the Buyer on demand against all reasonable costs and expenses incurred (including legal and professional costs and expenses) as a result of a request or nomination by the Institutional Seller; and

(II)	take reasonable account of the views of the Buyer in relation to the claim;

(e)	the Buyer shall not, and shall use all reasonable endeavours to procure that no member of the Buyer’s Group shall, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Institutional Seller (such consent no to be unreasonably withheld or delayed); and

(f)	the Buyer shall take all reasonable action to mitigate any loss suffered by it or any member of the Buyer’s Group in respect of a matter giving rise to a General Warranty Claim,

provided that nothing in this paragraph 7.1 shall require the Buyer or any member of the Buyer’s Group from taking or refraining from taking any action which would, in the Buyer’s reasonable opinion, materially adversely affect the business of the Buyer’s Group (taken as whole).

7.2	In assessing any damages or other amounts recoverable for a General Warranty Claim, there shall be taken into account any corresponding savings by, or net benefit to, a member of the Buyer’s Group.

8	Recovery from another person

8.1	If the Institutional Seller pays to a member of the Buyer’s Group an amount in respect of a General Warranty Claim and a member of the Buyer’s Group subsequently recovers from another person an amount which is referable to the matter giving rise to the General Warranty Claim:

(a)	if the amount paid by the Institutional Seller in respect of the General Warranty Claim is more than the Sum Recovered, the Buyer shall, as soon as reasonably practicable (and in any event within five Business Days) pay to the Institutional Seller the Sum Recovered; and

(b)	if the amount paid by the Institutional Seller in respect of the General Warranty Claim is less than or equal to the Sum Recovered, the Buyer shall immediately pay to the Institutional Seller an amount equal to the amount paid by the Institutional Seller.

8.2	For the purposes of paragraph 8.1 of this schedule 4, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person plus any repayment supplement in respect of the amount recovered from the person under section 825 of the Income and Corporation Taxes Act 1988 plus any interest in respect of the amount recovered from the person less all reasonable costs, charges and expenses incurred by a member of the Buyer’s Group in recovering the amount from such person.

9	Mitigation

Nothing in this schedule 4 restricts or limits the Buyer’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a General Warranty Claim.

10	Preservation of information

The Buyer shall use its reasonable endeavours to, and shall use its reasonable endeavours to procure that the Group will, preserve all documents, records, correspondence, accounts and other information which is reasonably likely to be relevant to a matter which may give rise to a General Warranty Claim.

11	Cobham MAL Limited

Insofar as the General Warranties apply to Cobham MAL Limited, such General Warranties are given only in respect of, and accordingly take into account only those facts or circumstances which have arisen after, 16 December 2011.

12	Fraud

Nothing in this Agreement shall have the effect of limiting or restricting any liability of the Sellers in respect of a Warranty Claim arising as a result of any fraud or wilful concealment by the Sellers, any Group Company, any Retained Group Company or any of its or their respective directors, officers, employees or agents.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed by for and on behalf of C-MAC MICROCIRCUITS UK OPCO LIMITED	)
	)	/s/ M.A. Round
)
)

Signed by KAREN ODDEY	)
	)	/s/ Karen Oddey
)
)

Signed by Bel Lazar for and on behalf of API TECHNOLOGIES (UK) LIMITED	)
	)	/s/ Bel Lazar
)
)

SIGNATURE PAGE